EXHIBIT 10.1*

*CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LICENSE AGREEMENT

By and between:

LACOSTE S.A.S., a French corporation organized and existing under the laws of France whose registered office and principal place of business is located at 31-37 boulevard de Montmorency, 75016 Paris (France), represented by its Président, Monsieur Thierry GUIBERT, hereinafter referred to as "Lacoste",

SPORLOISIRS S.A., a Swiss corporation organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 6, rue Cornavin, CP 1880, 1211 Geneva 1 (Switzerland), represented by its Directors, Monsieur Ron AUFSEESSER and Monsieur Jean-Yves BIERI,

hereinafter referred to as "SPL",

LACOSTE ALLIGATOR S.A., a Swiss corporation organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 6, rue Cornavin, CP 1880, 1211 Geneva 1 (Switzerland), represented by its Directors, Monsieur Ron AUFSEESSER and Monsieur Jean-Yves BIERI,

hereinafter referred to as "LCA",

all three together hereinafter referred to as the "Licensor",

and:

MGI Luxury Group GmbH., a company organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 2B Place de la Gare, CH-2501 Bienne (Switzerland), acting on its behalf and on behalf of the entities controlling, controlled by MGI Luxury Group GmbH or under common control with MGI Luxury Group GmbH, represented by its Directors, Flavio PELLIGRINI and Sallie DEMARSILIS,

hereinafter referred to as the "Licensee".

WITNESSETH:

WHEREAS, the Licensor has created and developed over a period of many years a well-known and distinctive line of articles of sports and leisure apparel for men, women and children (the "Lacoste Apparel Products", as hereinafter defined); and

WHEREAS, in addition to the Lacoste Apparel Products, the Licensor has created and developed other lines of products such as toiletries, sunglasses and frames for optical glasses, leisure and sports bags, luggage, leathergoods, shoes, terry towels, bath towels, bath robes, household linen, umbrellas, belts (the "Lacoste Accessories", as such term is hereinafter defined); and

WHEREAS, the Licensor has also contributed to the creation and the development of a line of watches, time-keeping devices and fashion jewelry (the "Lacoste Watches and Jewelry", as hereinafter defined); and

WHEREAS, the Lacoste Apparel Products, the Lacoste Accessories, as well as the Lacoste Watches and Jewelry, which are characterized by an emblem consisting of the pictorial representation of an alligator or a crocodile (the "Crocodile", as hereinafter defined), are renowned and sold world-wide under the trade name of "Lacoste", the word "Lacoste" recalling the name of René Lacoste the famous tennis champion who invented the original L1212 polo-shirt, and the Crocodile recalling his nickname on the tennis courts; and

WHEREAS, the Models (as hereinafter defined) making up the lines of the Lacoste Watches and Jewelry together with their specifications shall be the property of the Licensor to be used exclusively by the Licensee within the scope of this Agreement (as hereinafter defined), it being understood however that certain elements of the Models may, in certain circumstances, belong either to third parties or, in the case of elements previously used by the Licensee, to the Licensee; and

WHEREAS, in order to protect its rights, the Licensor has registered, directly or indirectly, its trademarks (the "Lacoste Trademarks", as hereinafter defined) world-wide; and

WHEREAS, the ownership of such registrations ensures the Licensor a clear exclusive right to use or license the right to use the Lacoste Trademarks for many different classes of products (including class 14 of the international classification, for watches and watches' accessories and jewelry) in numerous countries around the world as listed in Schedule III; and

WHEREAS, despite its ownership of the Lacoste Trademarks, the Licensor is not however in a position to warrant without limitation unimpeded use of all the Lacoste Trademarks in certain countries, due (a) to the existence of conflicting registrations (in particular in various far-east Asian jurisdictions, amongst which the People's Republic of China), or (b) to the lack of registration of certain of the Lacoste Trademarks, or (c) to the specificities and uncertainties generally associated with trademark law in certain jurisdictions; and

WHEREAS, through the development of the different lines of the Lacoste Apparel Products, Lacoste Accessories and Lacoste Watches and Jewelry, the Licensor has acquired a significant know-how in the fields of their styling, marketing and merchandising, advertising and promotion (the "Styling Know-how", the "Marketing and Merchandising Know-how", and the "Advertising and Promotion Know-how", as hereinafter defined); and

WHEREAS, in view of the world-wide development of the sales of the Lacoste Apparel Products, Lacoste Accessories and Lacoste Watches and Jewelry, it is more than ever necessary, in the best interest of all the licensees of the Lacoste Trademarks, that without interfering in the running of their day-to-day business, the Licensor be able to maintain the standards and quality of the Lacoste Brand Image (as hereinafter defined), particularly in coordinating the styling, the marketing and the merchandising, the advertising and the promotion of all Lacoste Apparel Products, Lacoste Accessories and Lacoste Watches and Jewelry; and

WHEREAS, in order to guarantee the authenticity of its creations and to ensure the homogeneity of their distribution at an international level, the Licensor has implemented selective distribution systems wherever and whenever practicable, so as to allow all its licensees and distributors to select and approve their retailers on the basis of objective criteria both with respect to quality and sales techniques; and

WHEREAS, the selective distribution systems implemented by the Licensor in connection with the Lacoste Apparel Products consist of the Approved Apparel Retailers Selective Distribution System (as hereinafter defined) and of the Lacoste Boutiques and Lacoste Corners Selective Distribution System (as hereinafter defined); and

WHEREAS, the selective distribution systems implemented by the Licensor in connection with each of the Lacoste Accessories incorporate, in addition to approved retailers, and for certain categories of Lacoste Accessories, a certain number of shops and special locations in shops dedicated to the sale of such Lacoste Accessories; and

WHEREAS, the selective distribution system implemented by the Licensor in connection with the Lacoste Watches and Jewelry incorporates Approved Watches/Jewelry Retailers; and

WHEREAS, the Licensee is a company specialized in the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of watches, time-keeping devices and fashion jewelry, and has acquired a significant know-how in such fields (the "Watches and Jewelry Know-how", as such term is hereinafter defined); and

WHEREAS, pursuant to a license agreement signed on March 28, 2014, the Licensor, wishing to develop world-wide the manufacture and the distribution of the Lacoste watches, has granted to the Licensee the necessary rights in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste watches in the Territory (as hereinafter defined), until December 31, 2022; and

WHEREAS, the Licensor and the Licensee are willing to continue their license relationship after December 31, 2022, subject to an update of said relationship’s contractual terms and conditions; and also to add Lacoste fashion jewelry; and

WHEREAS, consequently, the Licensor and the Licensee have agreed to enter into a new license agreement (the “Agreement”, as hereinafter defined) for the Lacoste Watches and Jewelry, which shall be effective as from January 1, 2022.

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

As used herein, the following terms shall be defined as set forth below:

1.1 "Affiliate” shall mean a company which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a party to this Agreement.

1.2 "Agreement" shall mean the present license agreement.

1.3 "Anti-Bribery Laws" shall mean any national and/or international anti-bribery/corruption laws, regulations, conventions and/or rules (e.g., the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the 1977 U.S. Foreign Corrupt Practices Act, the 2010 U.K. Bribery Act, the 2016 French Sapin II Law, etc.).

1.4 "Approved Apparel Retailers Selective Distribution System" shall mean the group of approved retailers which has been organized by Lacoste Operations in accordance with the specific guidelines of the Licensor with the purpose of selling the Lacoste Apparel Products and which comply with specific criteria with respect to client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Brand Image.

1.5 "Approved Watches/Jewelry Retailers" shall mean the selected retailers (the categories of which are listed in Schedule VII.a) which have entered with the Licensee, its Sub-Licensees or its Distributors, whenever possible, into specific agreements defining, or which otherwise are determined to satisfy, the conditions which need to be fulfilled and applied for the sale of the Lacoste Watches and/or Jewelry through the Lacoste Watches and Jewelry Selective Distribution System.

1.6 "Crocodile" shall mean the pictorial representation of an alligator or a crocodile, the principal representation of which is depicted in Schedule II.

1.7 "Date of Termination" shall mean the date on which the Agreement terminates for any reason after the required notice period(s) if any.

1.8 "Distribution Agreement" shall mean an agreement entered into by and between the Licensee and a Sub-Licensee/Distributor in execution of the undertakings of the Licensee under the terms of Article 8.1.3.

1.9 "Distributor" shall mean any company selected by the Licensee and approved by the Licensor, including, as the case may be, Affiliates of the Licensee, for the wholesale distribution of Lacoste Watches and Jewelry in certain countries.

1.10 "Factory Outlets" shall mean the brick and mortar stores in the Territory owned and operated by the Licensee, its Sub-Licensees or its Distributors, which have been approved by the Licensor for the ongoing disposal of Leftovers and, as the case may be, of certain Lacoste Accessories [***].

1.11 "Factory Outlets Sales" shall mean the actual invoice price on sales of Lacoste Watches and Jewelry by the Factory Outlets (unless such sales have been taken into account for the calculation of Sales to Distributors) to consumers in the Territory, excluding any taxes on sales collected from the Factory Outlets by any governmental authority.

1.12 "Important Markets" shall mean [***].

1.13 "Lacoste Accessories" shall mean the products listed in Schedule VI bearing the Lacoste Trademarks. For avoidance of doubt, the Lacoste Accessories shall include neither the Lacoste Apparel nor the Lacoste Watches and Jewelry.

1.14 "Lacoste Apparel Products" shall mean products listed in Schedule V bearing the Lacoste Trademarks.

1.15 "Lacoste Apparel Products Distributor" shall mean those entities in certain countries to which the exclusive wholesale distribution rights of the Lacoste Apparel Products in such countries have been granted by Lacoste Operations.

1.16 "Lacoste Boutiques" shall mean the stand alone shops which are devoted exclusively to the sale of the Lacoste Apparel Products and, subject to the provisions of Article 9.2, of certain Lacoste Watches and Jewelry and/or Lacoste Accessories, using various fittings, displays, appliances, original furniture and equipment specially designed or approved by the Licensor and are authorized to use the word "Lacoste" and the Crocodile as signboards and as service marks for retail services.

1.17 "Lacoste Boutiques and Lacoste Corners Selective Distribution System" shall mean the group of Lacoste Boutiques and Lacoste Corners organized by Lacoste Operations in accordance with the specific guidelines of the Licensor and which comply with specific criteria with respect to client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Brand Image. The Lacoste Boutiques and Lacoste Corners Selective Distribution System is distinct from the Lacoste Watches and Jewelry Selective Distribution System and from the Approved Apparel Retailers Selective Distribution System, as well as from each of the selective distribution systems existing for each of the Lacoste Accessories.

1.18 "Lacoste Brand Image" shall mean the existing identification in the principal markets where the Lacoste Apparel Products, the Lacoste Accessories and the Lacoste Watches and Jewelry are distributed, between the Lacoste Trademarks and good taste, authenticity, quality, functionality, modernity, elegance, high-end sports and leisure, however at competitive quality/price ratios. The Lacoste Brand Image shall be judged in relation to all the elements making up the perception by the consumer of the Lacoste Watches and Jewelry as to their style, quality, price, marketing and merchandising, advertising and promotion.

1.19 "Lacoste Brand Site(s)" shall mean the single brand name website(s), authorized by the Licensor to use the "Lacoste" trade name and to sell the Lacoste Apparel Products, the Lacoste Accessories and the Lacoste Watches and Jewelry, which has been or may be set up in each country of the Territory.

1.20 "Lacoste Corners" shall mean the locations in certain shops of high standing which are devoted exclusively to the sale of the Lacoste Apparel Products and, subject to the provisions of Article 9.2, of certain Lacoste Watches and Jewelry and/or Lacoste Accessories, using various fittings, displays, appliances, original furniture and equipment specially designed or approved by the Licensor and are authorized to use the name "Lacoste" and the Crocodile as signboards and as service marks for retail services.

1.21 "Lacoste Intellectual Property Rights" shall mean all the Lacoste Trademarks, the Designs, the Copyrights, and any or all intellectual property rights on the Models, as well as patents and domain names owned by the Licensor.

1.22 "Lacoste Operations" shall mean the Affiliate of the Licensor to which the Licensor has granted the exclusive world-wide licenses with regard to (i) the design, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of Lacoste Apparel Products as well as the Lacoste leathergoods products and (ii) the distribution, marketing, merchandising, advertising, promotion and sale of Lacoste footwear products.

1.23 "Lacoste Trademarks" shall mean any or all trademarks relating to the name "Lacoste" and/or the Crocodile owned by the Licensor.

1.24 "Lacoste Watches and Jewelry" shall mean the watches and time-keeping devices belonging to class 14 of the Classification Internationale des Produits et des Services (as listed in Schedule IV) and the fashion jewelry as well as any accessory thereto (straps, cases, etc.), packaging and wrapping bearing the Licensed Trademarks, manufactured and marketed by the Licensee itself and/or under its control and responsibility under the terms of this Agreement.

1.25 "Lacoste Watches and Jewelry Selective Distribution System" shall mean the group of Approved Watches/Jewelry Retailers organized by the Licensee in the Territory in accordance with the specific guidelines of the Licensor to sell the Lacoste Watches and Jewelry through one or more brick and mortar and/or online point(s) of sale, while respecting the specific criteria in the area of client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Brand Image.

1.26 "Leftovers" shall mean (i) end-of season and outgoing units of models of Lacoste Watches and Jewelry resulting exclusively from unsuccessful resale of such units at the distribution stage within the Lacoste Watches and Jewelry Selective Distribution System and (ii) units of models of Lacoste Watches and Jewelry [***]. All such models may also be distributed through factory outlets owned and operated by Lacoste Operations, its Affiliates and/or the Lacoste Apparel Products Distributors.

1.27 "Licensed Trademarks" shall mean one or more of those Lacoste Trademarks authorized to be used by the Licensee in the Territory in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches and Jewelry, representations of which are appended hereto as Schedule I.

1.28 "Main Countries" shall mean [***] and any other country in which the Net Sales (as such term is hereinafter defined) exceed [***] of total Net Sales in the Territory.

1.29 "Marketing and Merchandising Know-how" shall mean all accumulated expertise, which is implemented world-wide by the Licensor, concerning the distribution of the Lacoste Apparel Products, the Lacoste Accessories and the Lacoste Watches and Jewelry according to the Lacoste Brand Image including the level of quality and the techniques of such distribution (i.e., the selection, training, supervision, etc. of the retailers), all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.30 "Models" shall mean any and all creations specific to the Lacoste Watches and Jewelry, or part thereof, already in existence at the time of execution of this Agreement or which shall be developed during its life by the Licensor and/or the Licensee and/or any Sub-Licensee alone or in co-operation with one another, it being understood however that certain elements of the Models may, in certain circumstances, belong either to third parties, or, in the case of elements previously used by Licensee, to Licensee.

1.31 "Net Sales" shall mean the actual invoiced price for sales in the Territory of all Lacoste Watches and Jewelry (whether sold at regular prices or at reduced prices, such as end-of-season prices, provided that such reduced prices shall not include any reduction which is otherwise not permitted pursuant to this Article) by the Licensee, its Sub-Licensees or its Distributors, to Approved Watches/Jewelry Retailers, to Off-Price Retailers (if not already taken into account for the calculation of Sales to Distributors, as such term is hereinafter defined), and to members of the Lacoste Boutiques and Lacoste Corners Selective Distribution System, as well as the sales covered in the last two paragraphs of this Article 1.31, less [***].

Whenever Net Sales cannot be determined by the Licensee for any reason, or if the Licensee at its sole discretion decides that it prefers to refer to Sales to Distributors, and whenever the determination of Net Sales is necessary for the application of any of the terms of this Agreement, Net Sales shall then be calculated on the basis of the corresponding Sales to Distributors multiplied by [***]. If in any year the weight of Sales to Distributors (calculated without giving effect to the [***] multiplier) is above [***] of the Licensee’s total sales, Net Sales shall then be calculated on the basis of all corresponding Sales to Distributors multiplied by [***], in accordance with Article 19.2.

With regard to sales in the Territory of all Lacoste Watches and Jewelry to or through the Lacoste Brand Sites, Net Sales for each reference of the Lacoste Watches and Jewelry shall be calculated on the basis of the unit volume of such reference of the Lacoste Watches and Jewelry sold to or through such Lacoste Brand Sites multiplied by [***], less [***].

With regard to direct sales by the Licensee, its Sub-Licensees or its Distributors to consumers through their own retail outlets, including through their own duly approved websites, Net Sales, for each reference of the Lacoste Watches and Jewelry shall be calculated on the basis of the unit volume of such reference of the Lacoste Watches and Jewelry sold through such outlets multiplied by [***], less [***].

1.32 "Off-Price Retailers" shall mean the brick and mortar and online stores in the Territory operated by third parties, which stores have been approved by the Licensor for the ongoing disposal of certain Leftovers pursuant to Article 1.26 and, as the case may be, of certain Lacoste Accessories.

1.33 "Priority Markets" shall mean [***].

1.34 "Promotion and Advertising Know-how" shall mean all accumulated expertise which is implemented world-wide by the Licensor in maintaining a high quality promotion and advertising policy for the Lacoste Brand Image, the Lacoste Apparel Products, the Lacoste Accessories and the Lacoste Watches and Jewelry through selected and controlled channels, all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.35 "Quarter" shall mean any three-month period ending on March 31, June 30, September 30 and December 31 of each year.

1.36 "Sales to Distributors" shall mean the actual invoiced price in the Territory of all Lacoste Watches and Jewelry (whether made at regular prices or at reduced prices, such as end-of-season prices, in compliance with the provisions of Article 1.31) sold by the Licensee, its Sub-Licensees or its Sub-Contractors to Distributors, less [***].

1.37 "Seconds" shall mean any defective/damaged Lacoste Watches and Jewelry.

1.38 "Styling Know-how" shall mean all accumulated elements of product research implemented by the Licensor for the Lacoste Apparel Products, the Lacoste Accessories and the Lacoste Watches and Jewelry, according to the Lacoste Brand Image and more precisely materials, colors, designs and specifications, all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.39 "Sub-Contracting Agreement" shall mean an agreement entered into by and between the Licensee and a Sub-Contractor in execution of the undertakings of the Licensee under the terms of Article 5.2.1.

1.40 "Sub-Contractor" shall mean any entity selected by the Licensee for the manufacture (but not the distribution) of certain Lacoste Watches and Jewelry.

1.41 "Sub-Licensee" shall mean any entity selected by the Licensee and approved by the Licensor for the manufacture and distribution of certain Lacoste Watches and Jewelry in certain countries.

1.42 "Supplier" shall mean any entity selected by the Licensee or a Sub-Licensee or a Sub-Contractor for the manufacture of components, packaging, merchandising, advertising or promotional items, furniture and/or any element of any kind bearing or representing the Licensed Trademarks to be used for or in connection with the Lacoste Watches and Jewelry.

1.43 "Supplies” shall mean any components, packaging, merchandising, advertising or promotional items, furniture and/or any element of any kind bearing or representing the Licensed Trademarks to be used for or in connection with the Lacoste Watches and Jewelry.

1.44 "Supply Agreement" shall mean an agreement entered into by and between the Licensee or a Sub-Licensee or a Sub-Contractor and a Supplier in execution of the undertakings of the Licensee under the terms of Article 5.3.2 hereinafter.

1.45 "Territory" shall mean the whole world.

1.46 "Watches and Jewelry Know-how" shall mean all accumulated world-wide expertise of the Licensee concerning the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of watches, time-keeping devices and fashion jewelry at a high quality level and according to selected and controlled techniques and fixtures designed to facilitate the distribution of watches and jewelry (including, but not limited to, the design of display materials and showcases), which know-how is regularly updated and improved by the Licensee and is owned by or originated from the Licensee and is made available to the Licensor.

ARTICLE 2 - RIGHTS GRANTED

2.1 The Licensor hereby grants to the Licensee, and the Licensee hereby accepts such grant, the exclusive right and license to use the Licensed Trademarks, including in particular the name "Lacoste" and the Crocodile, the Models, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches and Jewelry in the Territory.

For the avoidance of doubt, the Licensor hereby confirms that, for the duration of this Agreement and subject only to the specific provisions of this Agreement, it shall not grant to any party other than the Licensee any rights in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of watches, time-keeping devices or fashion jewelry bearing the Lacoste Trademarks, without prejudice of Article 7.2.11h).

2.2 Notwithstanding anything herein to the contrary, the parties agree that the Licensee (or its Distributors) shall not develop, manufacture, distribute, advertise, promote, offer for sale or sell any gifts or goodies bearing the Lacoste Trademarks, intended to be jointly sold or offered with Lacoste Watches and Jewelry, which have not been approved [***] by the Licensor.

2.3 No rights or licenses are granted by the Licensor to the Licensee, expressly or by implication, except as herein provided.

2.3.1 The Licensor does not give the Licensee any guarantee whatsoever with respect to the extent of the rights it holds or will acquire or lose during the entire term of this Agreement concerning the Licensed Trademarks, the Models, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how.

2.3.2 Notwithstanding the above, the Licensor undertakes to, at its exclusive expense, (i) take all [***] steps during the entire term of this Agreement for the registration and renewal of the Licensed Trademarks, and (ii) set up and/or maintain the adequate structures for the watch and defense of the Licensed Trademarks.

2.3.3 The Licensor undertakes to defend the Licensed Trademarks and to take all [***] anti-counterfeiting actions, subject to the provisions of Article 17.3.5. The Licensor shall in this regard only be held to an obligation of means, and not to an obligation of results.

2.3.4 The Licensee shall not create, develop, distribute, advertise, promote, offer for sale or sell any virtual good bearing the Licensed Trademarks, nor use the Licensed Trademarks in any virtual universe (e.g., Metaverse), without the prior written consent of the Licensor.

ARTICLE 3 - GENERAL BUSINESS POLICIES

3.1 The Licensee shall use its [***] efforts to develop its activities as manufacturer and distributor of the Lacoste Watches and Jewelry and shall use the Models, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how in conjunction with its Watches and Jewelry Know-how in order to promote the image, sales and distribution of the Lacoste Watches and Jewelry in the Territory, in conformity with such policies as are prescribed and coordinated world-wide by the Licensor for the Lacoste Brand Image. The Licensee undertakes to capture the opportunity for Lacoste Watches and Jewelry by delivering Lacoste Watches and Jewelry in the markets and points of distribution where consumers seek Lacoste and relevant competing brands.

3.2 The Licensee undertakes to permanently consider and treat the Lacoste brand [***] by dedicating (but not on an exclusive basis) appropriate resources (especially as regards Licensee’s personnel) for product development, style and creation, marketing, digital, merchandising, sales support, finance, etc.

3.3 The Licensee agrees that one of the goals of the Agreement is to contribute to the development of the Lacoste brand as a global premium lifestyle brand. The Licensee shall not alter in any way the positioning of the Lacoste Watches and Jewelry as a premium watches and jewelry brand without Lacoste’s prior written consent.

3.4 The Licensee shall see to it that all the obligations and duties imposed upon the Licensee (and any correlative right of the Licensor) relating to activities that may be sublicensed or subcontracted hereunder or that may be rightfully performed by/with the assistance of third parties (Distributors, Sub-Contractors, Suppliers, Approved Lacoste Watches and Jewelry Retailers, Off-Price Retailers, advertising agencies, etc.), are duly [***] even though this Agreement does not expressly provide to this effect when outlining each such obligation and duty of the Licensee (and/or correlative right of the Licensor). Notwithstanding the foregoing, the Licensee shall remain fully responsible, vis-à-vis the Licensor, as regards any breach of this Agreement, even though such breach is committed by an aforementioned third party.

3.5 The Licensee acknowledges that beyond commercial goals, the purpose of this Agreement is to contribute to the safeguard and enhancement of the Lacoste Brand Image by using the Lacoste brand essence, codes and platform and by delivering the prevailing Lacoste brand strategy at all levels (creation, production, distribution and promotion/communication). Consequently, in case of disagreement, the Licensor shall have a final say, acting [***] and with due consideration of the commercial landscape, on category strategy, product strategy, product design and quality (colors, components…), collections’ structure, media strategy, visuals, PR, digital, marketing activations (including gifts with purchase), merchandising, distribution strategy so that the Lacoste Watches and Jewelry business is aligned with the overall Lacoste brand strategy.

3.6 The Licensee shall cooperate closely in each market of the Territory with the Licensor and with Licensor's other licensees and/or distributors for Lacoste Apparel Products and Lacoste Accessories so as to give world-wide and in each market an identical and homogeneous image of the Lacoste Trademarks and of all the families of products bearing the Lacoste Trademarks and shall see to it to keep the Licensor informed of its direct contacts with said Licensor's other licensees and/or distributors.

3.7 The Licensee shall take all necessary steps to ensure that the Lacoste Watches and Jewelry manufactured and distributed by it or by its Sub-Licensees or Distributors pursuant to this Agreement are of high quality, and suitable for a clientele that demands the highest standard of merchandise.

3.8 The Licensee shall [***] to take all measures necessary so that the Lacoste Watches and Jewelry are sold exclusively through the Lacoste Watches and Jewelry Selective Distribution System, through the Lacoste Boutiques and Lacoste Corners Selective Distribution System, through Factory Outlets and Off-Price Retailers, and through the Lacoste Brand Sites.

3.9 The Licensor shall use its [***] efforts to ensure that its other licensees for the Lacoste Apparel Products and the Lacoste Accessories fulfil similar commitments.

ARTICLE 4 - CREATION, STYLING AND TECHNICAL CO-OPERATION

The Licensee shall bear the sole responsibility for the creation and the development of the Lacoste Watches and Jewelry and shall assume all the corresponding costs and expenses. However, in the scope of the contribution by the Licensor of its Styling Know-how and by the Licensee of its Watches and Jewelry Know-how, the Licensee and the Licensor shall co-operate closely in the creation and the development of the Lacoste Watches and Jewelry in order, more particularly, to strengthen the Lacoste Brand Image.

The Licensee undertakes to study and implement with diligence any evolution of the collections proposed by the Licensor and intended to better adapt the Lacoste Watches and Jewelry to the evolution of the markets and to consumers' expectations. In particular, the Licensee shall make its [***] efforts to implement the Licensor’s requests to create, manufacture and distribute a specific Model of Lacoste Watches and Jewelry.

4.1 Obligations of the Licensor

The Licensor shall provide the Licensee with those components of the Styling Know-how that the Licensor, in its best opinion, shall consider beneficial to the Licensee in the fulfillment of the purpose of this Agreement, and shall assist the Licensee in the use thereof.

4.2 Approval of product designs

4.2.1 The Licensee shall submit design proposals for Lacoste Watches and Jewelry to the Licensor in the following manner:

The Licensee shall submit to the Licensor design drawings for approval. After approval according to this Article 4.2, the Licensee shall submit to the Licensor a pre-production prototype for approval. The Licensee warrants that final production will conform to approved pre-production prototypes.

Each collection of Lacoste Watches and Jewelry shall consist of a sufficient selection of Models so as to constitute a well-balanced line of watches and fashion jewelry. The Licensor shall, with respect to each submission made by the Licensee for approval, notify the Licensee in writing without undue delay, and in any event within [***] business days, as to whether the Licensor approves the submission. Unless the Licensor notifies the Licensee within the specified time period that it disapproves any submission, such submission shall be deemed approved.

4.2.2 In the event the Licensor disapproves any submission, the Licensor shall furnish the Licensee with the reasons for rejection and provide the Licensee with suggestions for modifying the rejected submission. The Licensee shall, as promptly as practicable, correct the rejected submission, resubmit the relevant material to the Licensor and seek the Licensor’s approval under the same terms and conditions as set forth above.

4.3 Obligations of the Licensee

4.3.1 The Licensee shall inform the Licensor of the head of product development who shall have primary responsibility for the creation of the Lacoste Watches and Jewelry whom the Licensee plans to use. The Licensor shall [***].

4.3.2 In order to enforce the cooperation between the Licensor and the Licensee and/or its Sub-Licensees for the creation, the development and the manufacture of the Lacoste Watches and Jewelry and to allow the Licensor to give the approval provided for in Article 4.2 as quickly as possible, the Licensee shall provide the Licensor with a product development calendar and coordination meetings shall be organized between the Licensor, the Licensee and/or its Sub-Licensees for each collection at the following stages:

a) definition of the product range after analysis of the sales results and of the needs of the different markets; and

b) definition of the models contemplated for the different lines of the Lacoste Watches and Jewelry; and

c) study of the prototypes of the models for the different lines of the Lacoste Watches and Jewelry as well as of their packaging, displays and point-of-sale equipment, the development and manufacture of which shall be at the Licensee's exclusive expense.

4.3.3 The Licensee shall not manufacture, distribute, advertise, promote or offer for sale any model of the Lacoste Watches and Jewelry, nor any display or point-of-sale equipment which has not been presented to the Licensor and approved in writing by the Licensor under the same conditions as those provided in Article 4.2.

4.4 Ownership of the Lacoste Intellectual Property Rights

4.4.1 The Lacoste Intellectual Property Rights shall be and remain in all circumstances during the term of this Agreement and after its end for any reason the sole property of the Licensor.

4.4.2 The Licensee undertakes to never use the Lacoste Intellectual Property Rights outside of the scope of this Agreement.

4.4.3 The Licensee warrants to the Licensor that throughout the Territory (i) all necessary clearance searches are conducted during the term of this Agreement and (ii) necessary authorizations/licenses are obtained from appropriate third parties for unimpeded use of any proprietary elements (product names, designs, packaging, etc.) included in any Lacoste Watches and Jewelry related item [***]. If the Licensee includes/uses any self-owned item into any Lacoste Watches and Jewelry (including [***]) the Licensee hereby grants the Licensor a non-exclusive world-wide, free of charge right of use of such item for [***].

4.4.4 The Licensee grants a non-exclusive and unimpeded right of use to the Licensor, [***] of all intellectual property rights related to the Lacoste Watches and Jewelry (e.g., copyrights on watches and/or jewelry related-item patterns) that are created/owned by third parties engaged by the Licensee (such as the Licensee’s employees, independent contractors and licensors) provided that the Licensee shall have no obligation to register such intellectual property rights.

4.4.5 The Licensor undertakes to take all necessary steps during the entire term of this Agreement to proceed with registration of any intellectual property rights pertaining to the Models (e.g., trademarks, copyrights, designs, patents), which shall be [***], taking into account the commercial potential of such Models, to protect such Models, as well as to all renewals of such intellectual property rights at their due dates.

ARTICLE 5 - MANUFACTURE, QUALITY

5.1 Obligations of Licensee

5.1.1 The Licensee undertakes to use its Watches and Jewelry Know-how and to make all reasonable investments necessary in order to organize an international manufacture and supply network with the capacity of meeting the needs for the Lacoste Watches and Jewelry in the Territory, and to develop the sales of such in a timely fashion.

5.1.2 The Licensee undertakes that the Lacoste Watches and Jewelry and the Supplies shall always be manufactured with reliable materials, carefully constructed, and clean in detail, and undertakes to take all necessary measures to that effect.

5.1.3 The Licensee undertakes to use components, materials, color ranges, designs and general architecture of its lines which create and maintain at all times the [***] reputation for the quality and design of the Lacoste Watches and Jewelry and for the Lacoste Brand Image. The Licensee shall use all reasonable endeavours to ensure that the [***] standard of workmanship is maintained for the manufacture of the Lacoste Watches and Jewelry and the Supplies and shall organise appropriate controls to prevent the production of any defective goods.

In all cases, the Licensee shall be solely responsible toward the Licensor for the quality of the Lacoste Watches and Jewelry produced by the Licensee (or under the control of the Licensee) by the Sub-Licensees, Sub-Contractors and/or Suppliers.

5.1.4 Whenever [***], the Licensee shall cause either (a) each Lacoste watch manufactured under this Agreement or (b) each package unit of Lacoste watches distributed under this Agreement, as determined by the Licensee in [***], to be serialized thereby allowing tracking by the Licensee if [***].

5.1.5 The Licensee undertakes to see to it that its Sub-Licensees and Sub-Contractors make such investments as are required to create and/or maintain the organization for the manufacture of the Lacoste Watches and Jewelry in a manner that allows them to fulfill the undertakings of Articles 5.1.1 to 5.1.4.

5.1.6 To the extent reasonably practicable, the Licensee shall remain at all times the owner of the moulds, prints, tools and computer data bearing or representing the Licensed Trademarks or allowing their reproduction and shall see to it that the Sub-Licensees, Sub-Contractors and Suppliers handle such elements carefully and protect them in order to avoid theft or any unauthorized use of such. The Licensee shall see to it that these elements shall be, at Licensee’s sole option, either returned to the Licensee or destroyed under the supervision of a duly accredited representative of the Licensee at the end of each of the Sub-License Agreements, Sub-Contracting Agreements and Supply Agreements. The Licensee shall not transfer and/or assign the moulds, prints, tools and/or computer data bearing or representing the Licensed Trademarks or allowing their reproduction without the prior written approval of the Licensor.

5.1.7 The Licensee shall see to it that all Seconds and/or unusable Supplies in its possession or in the possession of its Sub-Contractors and/or Suppliers are [***].

5.1.8 Pursuant to Article 3.4, the Licensee shall [***] that its Sub-Licensees, Sub-Contractors and Suppliers abide by the other terms of this Agreement that apply to them.

5.2 Sub-Contractors

5.2.1 The Licensee (and its Sub-Licensees) shall have the right to have certain Lacoste Watches and Jewelry entirely manufactured by Sub-Contractors, provided however the Licensee (i) has previously informed the Licensor of their name and the precise location of their manufacturing units and (ii) has [***].

The Sub-Contractors shall undertake to sell the Lacoste Watches and Jewelry they have manufactured exclusively to the Licensee, its Sub-Licensees or its Distributors, and the Licensee, its Sub-Licensees and its Distributors shall buy from the Sub-Contractors all the Lacoste Watches and Jewelry manufactured by said Sub-Contractors.

5.2.2 [***].

5.3 Suppliers

5.3.1 Article 4.3 shall apply mutatis mutandis to the creation and development of Supplies.

5.3.2 The Licensee, its Sub-Licensees and the Sub-Contractors shall have the right to have certain Supplies manufactured by Suppliers designated by the Licensee, provided however they have [***].

5.3.3 The Licensee agrees that any breach by a Supplier [***] which should it be made by the Licensee, would also constitute a breach of Licensee’s obligations under the Agreement, shall be the responsibility of and will be considered as a breach of this Agreement by the Licensee.

5.3.4 The Licensee, its Sub-Licensees, its Sub-Contractors and Distributors shall never use the Supplies for any purpose other than in connection with the Lacoste Watches and Jewelry.

ARTICLE 6 - COMPLIANCE

6.1 Business Ethics

The Licensee represents that it has read and understood the sections regarding corruption and influence peddling of the Lacoste Partners’ Charter of Ethics attached hereto as Schedule VIII and undertakes to comply with the standards set out in this document in its organization and in its relationships with any third parties.

The Licensee warrants that itself, its Affiliates, any of its/their officers, directors, supervisors, managers, agents, employees and/or persons acting for its/their behalf shall comply at all times with:

6.1.1 Anti-Bribery Laws. In particular, the Licensee warrants that the above entities and/or individuals shall neither directly or indirectly offer, promise, give, nor request, agree to receive or accept a bribe or any other illicit/illegitimate advantage, to or from anyone in order to perform, to abstain from performing, or to delay an act within their responsibilities or to obtain a third party to do so.

6.1.2 Anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering established in 1989 for combating money laundering, terrorist financing and other related threats to the integrity of the international financial system.

In particular, the Licensee warrants that itself, its Affiliates, any of its/their officers, directors, supervisors, managers, agents, employees and/or persons acting on its/their behalf shall not employ in the transactions in connection with the Agreement, assets and securities originated or derived from:

 unlawful activities of any nature;

 terrorist organizations;

 individuals or entities subject to sanctions, embargoes, blockages or assets freezing imposed by the United Nations, the European Union and/or any of its member states, and/or the USA.

6.1.3 Laws and regulations imposing sanctions, including, but not limited to any economic or financial sanctions, trade-embargoes or similar measures enacted, administered or enforced by the United Nations, the European Union and/or any of its member states and/or the USA (hereafter, “Sanctions”).

The Licensee warrants that no entity or person mentioned in Article 6.1 is, at the date of execution of this Agreement, a designated target of Sanctions, including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) organized under the laws of, or a citizen or resident of any country that is subject to general and country-wide Sanctions.

6.1.4 The Licensor reserves the right to send to the Licensee, at any time during the term of this Agreement, a questionnaire in order to assess the Licensee’s compliance with this Article 6.1. The Licensee undertakes to complete the questionnaire in good faith, in full and within the required timeframe. If the Licensee has not provided satisfactory responses to the aforesaid questionnaire [***] business days after a formal notice to cure, without any objective justification from the Licensee, Article 24.6 shall apply.

6.2 CSR

6.2.1 The Licensee undertakes to comply with and, pursuant to Article 3.4, to ensure that all Sub-Licensees, Distributors, Sub-Contractors and Suppliers dealing with Lacoste Watches and Jewelry comply at all times with the relevant provisions of any treaty, law or regulation in relation to the protection of human rights and in particular childhood, salaries, duration and condition of workmanship, and with the relevant provisions of any treaty, law or regulation in relation to the protection of the environment.

6.2.2 The Licensee undertakes to sign and comply, and, pursuant to Article 3.4, to ensure that [***], at all times, with the Lacoste Partners’ Charter of Ethics attached hereto as Schedule VIII (including evolutions thereof, to the extent such evolutions are consistently imposed on all other Lacoste’s licencees) across the entire product lifecycle (product development, manufacturing, transportation, etc.), as well as regarding all promotional, marketing and communication tools (packaging, POS materials, etc.) related to the Lacoste Watches and Jewelry.

6.2.3 The Licensee and [***] shall undergo, at their own costs, semi-announced social audits by any well recognized independent firm accredited by ICS (Intertek, Bureau Veritas, AQM, Asia Inspection, UL, etc.), in accordance with the ICS standard. The validity of such audits shall be [***] from the initial audit date.

Plants using [***] amount of water during production process to be declared to the Licensor and audited according to ICS environmental standard.

6.2.4 The Licensor and the Licensee shall hold at least [***] CSR meeting where, inter alia, the Licensor shall share significant updates of its CSR program, compliance process and policies to be implemented by the Licensee.

6.3 Pursuant to Article 3.4, the Licensee shall ensure that the provisions of Article 6 are [***].

6.3.1 Before entering into or renewing an agreement with its Sub-Licensees, Sub-Contractors and Suppliers, the Licensee shall perform a reasonable due diligence on the third party on the matters set out in this Article 6. In any event and on an ongoing basis, the Licensee shall take all necessary measures to [***] bring an end to any violation of Article 6 and/or terminate the Licensee’s relationship with any non-complying party with respect to Lacoste Watches and Jewelry, and shall guarantee and indemnify the Licensor, its Affiliates and their assignees and successors from any claims, known or unknown, liabilities, demands, damages, causes of action, costs, expenses, dues, covenants, suits, indemnities, judgments which any third party hereafter can, shall or may have in connection with or arising out of any alleged direct or indirect violation by the Licensee and/or any entity/person mentioned in Article 6.

6.3.2 The Licensee shall [***] inform the Licensor if an entity or person mentioned in Article 6 fails to satisfy the requirements of said Article 6 during the term of this Agreement. In such a case, Article 24.6 shall apply.

6.4 The Licensee shall abide by the Regulatory Requirements Specification attached in Schedule XIII, (including evolutions thereof, to the extent such evolutions are consistently imposed on all other Lacoste’s licensees).

6.5 [***].

6.6 Visits, controls and audits

6.6.1 The Licensee, upon [***], shall authorize or have the Licensor be authorized to visit, in the presence of representatives designated by the Licensee, any premises in which the Lacoste Watches and Jewelry or parts thereof or any items bearing or representing the Licensed Trademarks are manufactured by the Licensee, or by any one of its Sub-Licensees and/or Sub-Contractors and/or Suppliers.

6.6.2 The Licensee undertakes to authorize or have the Licensor be authorized to make or have made any necessary and/or appropriate control at any stage of the manufacture of the Lacoste Watches and Jewelry [***] or of any item bearing or representing the Licensed Trademarks by the Licensee, or by any of its Sub-Licensees and/or Sub-Contractors and/or Suppliers in order to ascertain that the quality of the Lacoste Watches and Jewelry [***] and of the items bearing or representing the Licensed Trademarks conforms to the provisions of this Agreement and inter alia with the provisions of Articles 3.7 and 5.1.2.

6.6.3 The Licensor reserves the right to carry out compliance audits in relation with Article 6.2, [***], provided that if a third-party auditor is used by the Licensor, then such third party shall be required to sign a confidentiality agreement reasonably acceptable for the Licensee. Such audits may be carried out in all premises used for the manufacturing and storage of products or components, [***] in connection with the Lacoste Watches and Jewelry. During such audits, the Licensee, its Sub-Licensees and/or Sub-Contractors and/or Suppliers shall provide [***] access to their [***] premises and personnel to the auditors designated by the Licensor; provided that such audits shall not [***] interfere with the normal business operations taking place in such premises and comply with the safety rules applicable to said premises. The Licensee, its Sub-Licensees and/or Sub-Contractors and/or Suppliers shall grant to the auditors access to all relevant documentation showing compliance with the Lacoste Partners’ Charter of Ethics.

6.7 In any case, the Licensee shall [***] collaborate with the Licensor with regard to any request made by Lacoste in order to [***] comply with its obligations under compliance laws and regulations.

ARTICLE 7 - MARKETING AND MERCHANDISING

7.1 Obligations of the Licensor

The Licensor shall assist the Licensee in the marketing, merchandising, the distribution and sale of the Lacoste Watches and Jewelry in the Territory by providing the Licensee with its Marketing and Merchandising Know-how and through [***] visits and contacts among their respective personnel. To this effect, and in particular to maintain the homogeneity of the Lacoste Brand Image, the Licensor shall:

7.1.1 provide the Licensee each year, at the latest on January 20, with the Licensee’s reporting schedule for the current year (the “Reporting Schedule”) setting the dates of the Licensee’s main reporting obligations along the following lines: [***]; and

7.1.2 regularly advise the Licensee of its requirements within the field of marketing and merchandising, such as specifications concerning the presentation of the Lacoste

Watches and Jewelry in the shop-windows or inside shops, the point-of-sales advertising materials, etc., that the Licensee shall have to implement within the Territory; and

7.1.3 carry out, in cooperation with the Licensee, all appropriate studies relating to the fitting, decoration and architecture of the points-of-sale and to the creation of the furniture and other elements to be used in connection with the sale of the Lacoste Watches and Jewelry in channels identified in Article 9.

The costs related to such studies shall be [***]; and

7.1.4 authorize the Licensee to have manufactured by Suppliers specific furniture and display units to be used in connection with the sale of the Lacoste Watches and Jewelry. Said Suppliers shall have to [***] conform to the blueprints and recommendations of the Licensor with respect to the shapes, designs, quality and specifications imposed on by the Licensor for said furniture and display units; and

7.1.5 give the Licensee [***] access to any and all market surveys, statistics, reports and information it may have [***] regarding the Lacoste Brand Image and the market position of the Lacoste Watches and Jewelry among competitors, retail customers and consumers; and

7.1.6 at Licensee's request, assist the Licensee in the selection of any outside consultant as may be necessary and help the Licensee with the interpretation of the reports prepared by such consultants; and

7.2 Obligations of the Licensee

The Licensee shall take all [***] measures to promote the distribution and sale of the Lacoste Watches and Jewelry within the Territory by conforming to such policies as are prescribed and coordinated world-wide by the Licensor for the Lacoste Trademarks and by using the Marketing and Merchandising Know-how provided by the Licensor together with its own resources. To this effect, the Licensee shall:

7.2.1 make such investments as are [***] necessary to create and/or to maintain the organization necessary for the distribution, marketing, merchandising, promotion and advertising of the Lacoste Watches and Jewelry in a manner that may be [***] by the parties hereto. Such organization shall [***], the Licensee shall see to it that the distribution, marketing and merchandising, promotion and advertising of the Lacoste Watches and Jewelry be done so as to avoid any risk of confusion by the retail trade or the consumers with other brands offered by the Licensee, its Sub-Licensees or its Distributors; and

7.2.2 designate one of its senior managers as the principal correspondent with the Licensee on all business matters pertaining to this Agreement; and

7.2.3 provide the Licensor, [***], with an estimate of the sales [***]; and

7.2.4 provide the Licensor, [***] with its estimated Net Sales, Sales to Distributors and Factory Outlets Sales [***] for the current year, each time taking into consideration the actual Net Sales, Sales to Distributors and Factory Outlets Sales [***]; and

7.2.5 provide the Licensor, [***], with its estimated Net Sales, Sales to Distributors and Factory Outlets Sales [***] itemized, for each of the lines of Lacoste Watches and

Jewelry, by [***]; and shall update the current [***] estimates [***] as specified in Article 7.2.4, each time taking into consideration the actual Net Sales, Sales to Distributors and Factory Outlets Sales [***]; and

7.2.6 provide the Licensor with its estimated Net Sales, Sales to Distributors and Factory Outlets Sales by [***] for the following [***] with key facts, next steps and commercial plan actions; and

7.2.7 provide the Licensor [***] on the occasion of the provision of [***] (as defined in Article 7.2.5), with a list of [***]; and

7.2.8 provide the Licensor [***], with:

I. the previous [***] actual Net Sales, Sales to Distributors and Factory Outlets Sales by [***]; and

II. the previous [***] actual Net Sales, Sales to Distributors and Factory Outlets Sales, in [***]; and

III. the previous [***] actual marketing expenses (pursuant to Articles 11.2.2 and 11.2.3) by [***]; and

7.2.9 attend, to enforce the cooperation between the Licensor and the Licensee, to marketing and merchandising meeting points at the following stages:

I. Medium-term ([***]) plan meeting (in [***]) & budget meeting (in [***]): approval by the Licensor of the Licensee’s strategy for Lacoste Watches and Jewelry (product design, collection strategy, distribution strategy with focus per key country, marketing investments, digital and trade activations, merchandising, etc.) in line with the Lacoste’s brand strategy;

II. [***] high-level business reviews ([***]) to share business results (sell-in, sell-out, activations result and qualitative feedback, etc.);

III. At least [***] high-level business meetings to work on marketing activations (trade, digital, media, PR, training, sales support, etc.)

IV. [***] high-level product meetings to (i) work on product strategy, design, structure of collection, colour rendering etc. and (ii) approve high-level product strategy, design, fabric and structure of the collection of Lacoste Watches and Jewelry;

7.2.10 shall, before each new collection launch of Lacoste Watches and Jewelry, provide to the Licensor, at least [***] before the on-counter date of such collection, with [***] information on watches and jewelry category and core business as well as training tools on the upcoming collections, per area (EMEA, Americas, Asia);

7.2.11 in a general manner:

a) invite the Licensor's personnel to attend (at Licensor's costs) all commercial meetings and to participate in all commercial trips concerning Lacoste Watches and Jewelry that the Licensor may wish in order to enable the Licensor to fulfill its role in particular with respect to the co-ordination of the marketing, merchandising, advertising and promotion of the Lacoste Brand Image; and

b) give the Licensor [***] access to any and all market surveys, reports and information it may have (which it is not obliged to third parties to hold in confidence) regarding the market position of the Lacoste Watches and Jewelry among competitors, retail customers and consumers in the Territory; and

c) use [***] efforts to reply to any request from the Licensor concerning additional details or statistics regarding Lacoste Watches and Jewelry based on sales; and

d) in the interests of both parties, enable Licensor's personnel (at Licensor's costs) to carry out their role of assistance to and consultation with the Licensee and supply them with such help and information as may be [***] available for the accomplishment of their role and, in particular, provide all [***] information and surveys [***] necessary for the analysis of the retail outlets sales activity so as to permit the Licensor to better define the conditions and the trends of the market; and

e) [***] that the members of the Lacoste Watches and Jewelry Selective Distribution System implement and conform to the marketing and merchandising policy agreed with the Licensor; and

f) [***] that the Approved Watches/Jewelry Retailers and the Factory Outlets conform to the specifications concerning the fittings, the decoration and architecture of the points-of-sale and use the furniture and other elements developed by the Licensor and the Licensee in connection with the sale of the Lacoste Watches and Jewelry; and

g) in the best interest of the Lacoste Brand Image, use its [***] efforts so that the members of the Lacoste Boutiques and Lacoste Corners Selective Distribution System be supplied whenever possible with the Lacoste Watches and Jewelry; and

h) shall use its [***] efforts to [***] cooperate with the Licensor when (i) the Licensor enters into collaboration agreements with third parties involving the creation, production and/or distribution of capsule/co-branded watches and/or jewelry products (even if [***]) and/or (ii) the Licensor requests the Licensee to create, manufacture and distribute a specific Model for its fashion shows or any similar event, it being specified that if the Licensee is unable to satisfy the Licensor’s request [***]; and

i) shall use its [***] efforts to adjust for any change in the Reporting Schedule set forth in Article 7.1.1 and in the meetings set forth in Article 7.2.9.

ARTICLE 8 - WHOLESALE DISTRIBUTION

8.1 The Licensee may sub-license the rights to distribute the Lacoste Watches and Jewelry granted pursuant to Article 2.1 to Sub-Licensees/Distributors located in the Territory designated by it under the following conditions:

8.1.1 The Sub-Licensees/Distributors selected by the Licensee shall have to comply with the following criteria:

a) a proposed Sub-Licensee/Distributor shall have to prove an adequate and appropriate technical, commercial ability; and

b) a proposed Sub-Licensee/Distributor shall have to demonstrate a healthy financial situation in proportion with its forecasted activities with respect to the Lacoste Watches and Jewelry; and

c) a proposed Sub-Licensee/Distributor shall have to clearly establish the identity of its ownership (especially its ultimate beneficial owners) and of its [***]; and

d) unless otherwise previously approved in writing by the Licensor, a proposed Sub-Licensee/Distributor [***] shall not be in any way involved in [***]; and

e) a proposed Sub-Licensee/Distributor, [***] are not or never have been involved in any way in [***].

8.1.2 The Licensee shall submit to the Licensor a detailed file concerning each of the proposed Sub-Licensees/Distributors including inter alia the necessary information allowing the Licensor to check the Sub-Licensee's/Distributor’s conformity with the criteria defined in Article 8.1.1, notably a detailed report on the proposed Sub-Licensees/Distributors’ integrity as regard the items listed in Article 6.1, a [***] sales forecast with respect to the Lacoste Watches and Jewelry with all appropriate assumptions underlying such forecast, including internal organization as well as the description of the commercial, marketing and communication strategy ([***]). The Licensor shall have a [***] period to agree to or refuse in writing the proposed Sub-Licensee on the grounds of the criteria defined in Article 8.1.1. The Licensor shall not [***] withhold its approval, and shall be deemed to have given its approval if it has not notified the Licensee of any objection within [***] days of receipt of the Licensee's proposals.

8.1.3 The Licensee shall enter with its Sub-Licensees/Distributors into written Distribution Agreements. Pursuant to Article 3.4, such Distribution Agreements shall include [***].

ARTICLE 9 - RETAIL DISTRIBUTION

9.1 Approved Watches/Jewelry Retailers

So as to provide the consumer with the best service, to ensure the homogeneity of the high quality of the distribution of the Lacoste Watches and Jewelry throughout the world and to guarantee their authenticity, the Licensee shall select Approved Watches/Jewelry Retailers on the basis of the following objective criteria as regards both quality and techniques, and shall use reasonable commercial efforts to establish with them, whenever possible, a contractual relationship including the terms and conditions set forth in the form of the Lacoste Watches and Jewelry Approved Retailer

Contract annexed hereto as Schedule IX, and/or the Approved Lacoste Watches and Jewelry Internet Retailer Contract annexed hereto as Schedule X.

The Licensee acknowledges and agrees that each brick-and-mortar and/or online point of sale contemplated by the Licensee, its Sub-Licensees or its Distributors for the sale of Lacoste Watches and Jewelry shall be selected and approved as per the provisions of this Article 9.1, irrespective of the fact that the concerned retailer may already operate other approved brick-and-mortar and/or online points of sale.

9.1.1 Conditions of approval of brick and mortar points of sale:

9.1.1.1. The Licensee shall pre-select Approved Watches/Jewelry Retailers based on the following criteria which shall be applied in light of the Lacoste brand strategy at any given time and/or in accordance with guidelines set forth in the Lacoste Watches and Jewelry General Conditions of Distribution annexed to the Lacoste Watches and Jewelry Approved Retailer Contract, and that may be issued from time to time by the Licensor in this regard:

[***]

9.1.1.2. For every potential point of sale (excluding the points of sales already approved by the Licensor and currently operated by approved Lacoste watches retailers as of the effective date of this Agreement), the Licensee shall submit or cause to be submitted to the Licensor [***].

9.1.2 Conditions of approval of online points of sale:

9.1.2.1. The Licensee shall pre-select Approved Watches/Jewelry Retailers based on the following criteria which shall be applied in light of the Lacoste brand strategy at any given time and/or in accordance with guidelines set forth in the Lacoste Watches and Jewelry Internet General Conditions of Distribution annexed to the Approved Lacoste Watches and Jewelry Internet Retailer Contract. Online points of sale can include websites, marketplaces and other online sales channels. In particular, the following conditions shall have to be met:

[***]

9.1.2.2. The Licensee shall submit the online point of sale it has preselected pursuant to Article 9.1.2.1 to the approval of the Licensor before any Lacoste Watches and Jewelry products are sold through said online point of sale. To allow the Licensor to grant or deny its approval of the online point of sale efficiently, the Licensee shall provide the Licensor the following information:

[***]

9.1.2.3. [***]

9.1.2.4. Lacoste Watches and Jewelry may be sold by Approved Watches/Jewelry Retailers on or through online marketplaces, provided:

[***]

9.1.3 Online sales’ reporting

The Licensee agrees to provide the Licensor with [***] with respect to the sales of Lacoste Watches and Jewelry made by the approved online shops.

The Licensor and the Licensee shall regularly review together the evolutions in the field of internet sales on the main markets from a commercial, technological and legal point of view, and shall review the possibility of amending, completing or changing the terms of this Article 9.1.3.

9.1.4 Duties of the Approved Watches/Jewelry Retailers

After the initial approval, the Licensee shall ensure that the Approved Watches/Jewelry Retailers and/or the points of sale (both brick and mortar and online) comply [***] with the applicable terms of Articles 9.1.1.1 and 9.1.2.1 and with the following obligations (as all these terms may be updated pursuant to Article 9.1.6) [***].

9.1.5 The Licensor reserves the right to reasonably modify Articles 9.1.1, 9.1.2 and 9.1.4 in order to further protect and enhance the Lacoste Brand Image and/or to take into account significant changes and evolutions applicable to the retail trade (e.g. regulatory or technological modifications –cross-channel activity, in-store online tools, etc.), which the Licensee accepts; provided that all significant modifications shall need to be mutually agreed to by the Licensee and the Licensor. The Licensor shall grant the Licensee [***] to comply with said changes.

9.1.6 Regular assessment of the Approved Watches/Jewelry Retailers

The Licensee shall assess on a [***] basis whether the points of sale (both brick and mortar and online) of Approved Watches/Jewelry Retailers keep meeting the criteria set forth in Articles 9.1.1 and/or 9.1.2.

The Licensee shall [***] that, should an Approved Watches/Jewelry Retailer cease to meet said criteria and/or fail to comply with any of the duties set forth in Article 9.1.4, then the approval of such Approved Watches/Jewelry Retailer as a member of the Lacoste Watches and Jewelry Selective Distribution System shall be withdrawn [***], possibly after a reasonable notice to cure if the applicable failure/violation is curable.

The Licensor reserves the right to verify at any time that any Approved Watches/Jewelry Retailers meets the criteria in Articles 9.1.1 and/or 9.1.2 and conforms to the duties set out in Article 9.1.4. If the Licensor determines that certain Approved Watches/Jewelry Retailers do not satisfy the foregoing, the Licensee shall withdraw their approvals as members of the Lacoste Watches and Jewelry Selective Distribution System [***], possibly after a reasonable notice to cure if the applicable failure/violation is curable.

9.1.7 The Licensee shall offer an appropriate warranty on the Lacoste Watches and Jewelry of at least [***] starting from the date of purchase of such Lacoste Watches and Jewelry, and shall put in place and organize an after-sale service of the level appropriate with the Lacoste Trademarks Image.

9.2 Members of the Lacoste Boutiques and Lacoste Corners Selective Distribution System

Lacoste Boutiques and Lacoste Corners are primarily devoted to the sale of Lacoste Apparel. However, they may also offer for sale Lacoste Watches and Jewelry under the following conditions:

The proportion and range of Lacoste Watches and Jewelry offered for sale in a Lacoste Boutique or in a Lacoste Corner may vary in particular according to (i) the commercial strategy of the local Lacoste Apparel Distributor and (ii) the available surface of the concerned point of sale.

For the avoidance of doubt, it is specified that nothing contained in this Agreement shall be construed as meaning that Lacoste Watches and Jewelry shall be sold in [***] Lacoste Boutiques and Lacoste Corners of the Territory.

9.2.1 Selection of Lacoste Watches and Jewelry

The collections of Lacoste Watches and Jewelry for the Lacoste Boutiques and Lacoste Corners in the Territory shall be selected among the collections approved by the Licensor, by agreement between the Licensee/its local Distributor(s) and the corresponding local Lacoste Apparel Distributor(s). However, in case of disagreement, the final decision shall rest with [***].

9.2.2 Supply of Lacoste Watches and Jewelry to the Lacoste Brand Sites, Lacoste Boutiques and Lacoste Corners

Without prejudice to the foregoing, the Licensee/its local Distributor(s) may sell Lacoste Watches and Jewerly either to the corresponding local Lacoste Apparel Distributor(s) or directly to the operators of Lacoste Boutiques and Lacoste Corners, in coordination with the local Lacoste Apparel Distributor(s) and according to their specificities (size, location, customers).

The Licensee/its local Distributor(s) shall send upon request to the corresponding local Lacoste Apparel Distributor(s) any information report on the Lacoste Watches and Jewelry sold to each Lacoste Boutique and Lacoste Corner that are not operated directly by the local Lacoste Apparel Distributor(s), broken down by [***].

The Licensee shall arrange preferential trade terms for the supply of Lacoste Watches and Jewelry to the Lacoste Brand Sites, the Lacoste Corners and/or the Lacoste Boutiques operated by Lacoste Operations or its Affiliates and located in [***], and shall sell them Lacoste Watches and Jewelry with a [***] discount on recommended resale price, subject to centralized purchasing and shipping by region. Other specific Lacoste retail conditions shall be agreed based on business priorities and centralized purchase to set on specific region.

9.2.3 Furniture and sales equipment

The furniture and other sales equipment used for the presentation and sale of the Lacoste Watches and Jewelry in the Lacoste Boutiques and Lacoste Corners shall be the exclusive responsibility of the Lacoste Apparel Distributors.

9.3 Factory Outlets and Off-Price Retailers

The Licensee shall submit to the Licensor its proposal for the opening within the Territory of Factory Outlets or Off-Price Retailers for the disposal under the best possible conditions of Leftovers, pursuant to Article 1.26, under the conditions and according to the methods set forth hereinafter:

9.3.1 The Licensee shall submit to the Licensor, for prior approval, for each Factory Outlet or Off-Price Retailer [***].

9.3.2 The Licensor reserves the right to verify that every brick and mortar or online point of sale selected by the Licensee as a Factory Outlet or an Off-Price Retailer conforms to the marketing policy established by the Licensor in the Territory, based both on the application itself and on the commercial policy (including the selective distribution policy) adopted by the Licensor in the Territory.

The Licensee shall submit for approval or cause to be submitted for approval to the Licensor [***]. The Licensor shall inform the Licensee of its decision, in writing, within [***] business days from the date of receipt of [***]. In the absence of any notification from the Licensor within [***] business days from the date of receipt of [***], the proposed brick and mortar or online point of sale shall be deemed [***].

9.3.3 The Licensee shall ensure that all precautions are taken in order to avoid confusion in the mind of the consumers between the Factory Outlets and the Off-Price Retailers on the one hand and the other points of sale for Lacoste Watches and Jewelry on the other hand, particularly by using different furniture and display units, and shall ensure that the sales made by the Factory Outlets and the Off-Price Retailers are not [***].

9.3.4 The Licensee shall send on a [***] basis to the Licensor the list of the sales of Lacoste Watches and Jewelry as well as, as the case may be, of Lacoste Accessories made by [***] the Factory Outlets in the Territory, as well as all other relevant information which may be reasonably requested by the Licensor, in a form satisfactory for the Licensor.

9.3.5 Subject to the prior written authorization of the Licensor, the Licensee shall not object to the sale of the Lacoste Accessories, by their respective distributors or licensees in the Territory, to the Factory Outlets, provided that such Factory Outlets are large enough and that the lease permits it, as determined by the Licensee in cooperation with the Licensor.

9.3.6 Pursuant to Article 3.4, the Licensee shall [***] that the Factory Outlets and/or Off-Price Retailers abide by the other terms of this Agreement that apply to them (e.g. Articles 7.2.11e) and 7.2.11f), 11.2.7 to 11.2.9, 13, the relevant terms of Articles 16, 17, etc.).

9.3.7 The Licensor shall have the right [***] to impose on the Licensee the termination of sales through any Factory Outlet and/or to any Off-Price Retailer for justifiable reasons, in particular the breach of certain provisions herein or a change in the type or standing of the applicable brick-and-mortar and/or online point of sale which [***] be harmful to the Lacoste Brand Image, for instance if the applicable point of sale becomes insufficiently qualitative (after assessment by or on the behalf of the Licensor). The Licensee shall then terminate [***] possibly after a reasonable notice to cure (if the applicable failure/violation is curable), subject to the fulfilment of open confirmed orders and to the extent permitted by the applicable laws.

9.4 [***] sales to/through Factory Outlets, Off-Price Retailers

The Licensee shall take the necessary measures in order that the Net Sales of Lacoste Watches and Jewelry sold to Factory Outlets and/or Off-Price Retailers [***].

ARTICLE 10 - NO OTHER SALE CHANNEL OR METHOD

Save with the previous written approval of the Licensor, the Licensee, its Sub-Licensees, Distributors, the Approved Watches/Jewelry Retailers and the Off-Price Retailers shall not sell the Lacoste Watches and Jewelry through any channel or method not expressly mentioned in this Agreement (e.g. mail order, TV shopping, auction, etc.).

ARTICLE 11 - PROMOTION, ADVERTISING AND MARKETING

11.1 In order to allow the Licensor to coordinate in the Territory a promotional and advertising policy for the sale of the Lacoste Watches and Jewelry compatible with the prestige of the Lacoste Trademarks and of the name Lacoste and which support a satisfactory development of sales, the Licensor and the Licensee agree that:

11.1.1 the development of the advertising of the Lacoste Brand Image shall be made by the Licensor at [***]. The Licensor shall draw up [***] the strategy defining the policy to be implemented for the advertising of the Lacoste Brand Image as well by the Licensee as by the Licensor's other licensees (briefings) and recalling the basic permanent or semi-permanent rules to be followed for said advertising, more particularly with respect to the use of the Lacoste Trademarks (Charter); and

11.1.2 the development of the advertising for the Lacoste Watches and Jewelry shall be made by the Licensee [***], respecting as closely as possible the Promotion and Advertising Know-how put at the Licensee's disposal by the Licensor including the Lacoste Brand Image advertising policy defined by the Licensor according to the provisions of Article 11.1.1. The costs relating to the exploitation of the advertising of the Lacoste Watches and Jewelry (media buying etc.) shall be borne by the Licensee [***] shall be deemed to constitute an integral part of the promotion and advertising budgets defined in Article 11.2.2; and

11.2 To this effect, the Licensee:

11.2.1 shall participate in the international or local business reviews organized in each of the Main Countries within the Territory by the Licensor with the other main licensees and/or distributors for the Lacoste Apparel Products and Lacoste Accessories in order to ensure the consistency of the different promotional and advertising campaigns; and

11.2.2 shall allocate for the promotional and advertising actions listed in Schedule XI an annual advertising and promotional budget representing no less than s[***] of its Net Sales for the preceding calendar year, as declared according to the provisions of Article 7.2.6. On the dates defined by the Licensor in the Reporting Schedule (as specified in Articles 7.1.1 V and VI), the Licensee shall submit to the Licensor its advertising and promotion budget for [***], detailed [***] as given in Schedule XI, as well as a description of its main promotional and advertising actions or campaigns; and

11.2.3 shall allocate for the trade marketing actions listed in Schedule XII an annual trade marketing budget representing no less than [***] of its Net Sales for the preceding calendar year, as declared pursuant to Article 7.2.6. On the dates defined by the Licensor in the Reporting Schedule (as specified in Articles 7.1.1 V and VI), the Licensee shall submit to the Licensor its trade marketing budget for [***], as well as a description of its main actions or campaigns; and

11.2.4 shall contribute, each year, upon provision of the report mentioned in Article 7.2.8 I, in an amount of [***] of the Net Sales in the Territory for the preceding calendar year (excluding, for the avoidance of doubt, [***]), to operations, carried out by the Licensor, which are in the world-wide interest of the Lacoste Trademarks and which may be used or have direct or indirect repercussions with respect to the distribution of Lacoste Watches and Jewelry or the promotion and advertising of the Lacoste Brand Image (the

“Marketing Contribution”). The Licensee shall pay the Marketing Contribution in full amount without any deduction of any kind, within [***] calendar days from receipt of the Licensor’s invoice.

11.2.5 shall take all [***] steps to ensure in particular that not only the Lacoste Brand Image, but also the personal reputation of Mr. René Lacoste and his family are safeguarded; and

11.2.6 shall safeguard the Lacoste Brand Image: Any repetitive and conspicuous use of, communication on, presentation and/or display of the Lacoste Watches and Jewelry and/or the Licensed Trademarks which, by its nature, content or medium, could [***] to a depreciation of the Licensed Trademarks shall be strictly prohibited (e.g. [***]); and

11.2.7 shall use exclusively the letterings, labels and logos created by the Licensor when advertising or promoting the "Lacoste" image and the Lacoste Watches and Jewelry; and

11.2.8 shall use the advertising and promotional material campaigns for the Lacoste Watches and Jewelry exclusively the Lacoste Apparel Products and/or Lacoste Accessories or accessories bearing the Lacoste Trademarks whenever such exist and are available; and

11.2.9 shall consult with the Licensor before retaining any promotion, communication or advertising agency for work in relation with the Lacoste Watches and Jewelry; and

11.2.10 pursuant to Article 3.5, shall in a general manner, consult the Licensor when planning its advertising and promotional programs and inform the Licensor of the particulars of such programs before they are finalized by its advertising agents, in particular with the purpose of allowing the coordination of these programs with those of the other licensees of the Licensor (media plans); and

11.2.11 shall keep the Licensor duly informed of all its advertising and promotional campaigns [***]; and

11.2.12 pursuant to Article 3.5, shall submit to the Licensor prior to any use a copy or a photograph of its advertising or promotional projects (press/TV/online etc. advertising, catalogues, posters, circulars and in general all publi-promotional material) and/or sales aids such as, in particular, the furniture, the booths for trade shows and the private or public salesrooms intended to facilitate or promote the distribution and sale of the Lacoste Watches and Jewelry. The Licensor shall have a [***] day period to notify in writing Licensee that it approves or disapproves the content, the form and/or the media used for these projects. Should the Licensor not respond within said [***] days period, it will be deemed to have [***]; and

11.2.13 shall allow the Licensor, its Affiliates and the Licensor's other licensees and distributors to use the approved advertising materials. Without prejudice to its obligations under Article 11.2.12, the Licensee shall clearly indicate to the Licensor any limit to the right of use of said advertising materials, failing which the Licensee shall guarantee and hold harmless the abovementioned parties against any and all claims in this respect.

11.3 Control of advertising and promotional / trade marketing expenses

11.3.1 The Licensee shall provide the Licensor [***], with a report on the amounts spent on advertising and promotion, according to the provisions of Article 11.2.2, and on trade marketing actions, according to the provisions of Article 11.2.3, during the previous calendar year, by [***] in Schedules XI and XII.

11.3.2 The Licensee shall keep (and make sure that its Sub-Licensees and its Distributors keep) available to the Licensor, for the periods identified in Article 21, all documents evidencing the expenses of the Licensee (its Sub-Licensees and its Distributors) on advertising and promotion and on trade marketing actions.

Sufficient evidence of advertising and promotional actions or trade marketing actions shall include (the following list is not limitative): copies of contracts or invoices evidencing the cost of the relevant actions, pictures, footages, copies of press or internet articles, or samples illustrating the relevant actions.

11.3.3 The Licensee shall allow representatives of the Licensor and/or auditors appointed by the Licensor pursuant to Article 21, to examine and audit, [***] such documentation evidencing the expenses of the Licensee on advertising and promotional actions or trade marketing actions during the [***]. Expenses declared by the Licensee and which are not justified with the adequate documentation shall not be taken into account by the Licensor in its assessment of the Licensee’s expenses on advertising and promotional actions or trade marketing actions.

11.3.4 Should the Licensor, upon review of the [***] report to be provided by the Licensee according to Article 11.3.1, find that the Licensee (together with its Sub-Licensees and Distributors) failed to spend the entirety of the minimum required yearly advertising and promotional amount or of the minimum required yearly trade marketing amount, the unspent amounts shall be spent by the Licensee as a supplement to the advertising and promotion budget and/or trade marketing budget of the following [***]; for the avoidance of doubt, the unspent amounts shall be respectively added to the following [***] advertising and promotion budget/trade marketing budget in due proportion, unless otherwise agreed in writing by the Licensor. If the Licensee fails to spend any carried-over amount of such minimum required yearly promotional and advertising amount and/or minimum required [***] trade marketing amount during the following [***] according to the provisions of Article 11.3.4, Article 24.9 shall apply.

[***].

11.4 Neither the Licensee, nor its Sub-Licensees and its Distributors shall, except after having obtained the previous written agreement of the Licensor, and in such event according to the Licensor's prescriptions, register an e-mail address or domain name and/or any account on social network including the word [***].

The Licensee, its Sub-Licensees and its Distributors may be granted visibility on web pages in the sites created by or for the Licensor in certain countries of the Territory, provided such sites are to be shared among the different Licensor's licensees and/or distributors and the content of which shall be provided by the Licensee, its Sub-Licensees and its Distributors to the Licensor.

The Licensee, its Sub-Licensees and its Distributors shall provide the Licensor with the necessary information to update said web pages, whenever requested by the Licensor.

Should the Licensee, its Sub-Licensees or its Distributors wish to include a web page in their own institutional websites in relation with the Licensed Trademarks and the Lacoste Watches and Jewelry,

or links to the sites of the Lacoste Group, including the Lacoste Brand Sites, the Licensee, its Sub-Licensees and its Distributors shall have to submit their plans to the Licensor and obtain its prior written approval before going on line. The same procedure shall apply for [***].

11.5 The Licensor shall, for its part:

11.5.1 continue the promotional and advertising activities that it has carried out for many years throughout the world, including operations which are in the world-wide interest or the Lacoste Trademarks, as defined in Article 11.2.4; and

11.5.2 supply the Licensee from time to time, at [***] price, with any advertising material used by the Licensor that the Licensee may wish to purchase; and

11.5.3 use [***] efforts to keep the Licensee informed of the actions of its other licensees and distributors in the field of their marketing, merchandising, promotion and advertising programs; and

11.5.4 use all [***] endeavors to ensure that its licensees and distributors for the Lacoste Apparel Products and the Lacoste Accessories fulfill the same obligations in respect of advertising and promotion as are binding upon the Licensee as regards to the Lacoste Watches and Jewelry pursuant to Article 11.2.

ARTICLE 12 - MARKETING POLICY – SPECIAL SUPPLIES

12.1 In order to safeguard the Lacoste Brand Image, the Licensee undertakes to apply a pricing policy, which takes into account the characteristics of the main markets in the Territory, and of the prices applied in said market for products of comparable quality and commercial standard.

12.2 The Licensee shall be free to fix its retail prices to consumers and its prices to operators identified in Article 9 so as to facilitate the diffusion of Lacoste Watches and Jewelry and the development of sales within the Territory. [***].

12.3 If requested by the Licensor, and as long as such request is provided with appropriate times, the Licensee shall supply the Licensor and/or its Affiliates [***] charge Lacoste Watches and Jewelry for public relations/special events/VIP loyal programs organized by the Licensor and/or its Affiliates in the limit of [***] units per year in aggregate.

12.4 The other Lacoste Watches and Jewelry the Licensor may need for its own use shall be invoiced by the Licensee to the Licensor at the recommended resale price minus [***].

ARTICLE 13 - LEFTOVERS AND SECONDS

13.1 Leftovers may be sold with the Licensed Trademarks through the normal channels of distribution for the Lacoste Watches and Jewelry and/or through the Factory Outlets and/or the Off-Price Retailers.

13.2 Seconds [***] may include gifts to charities, sales after removal of all Licensed Trademarks on products, upcycling and recycling after removal of all Licensed Trademarks on products (as applicable), at their expense by the Licensee, its Sub-Licensees or its Distributors.

13.3 The Licensee shall supply the Licensor [***], with a detailed inventory of Seconds and Leftovers held by the Licensee, in a form reasonably satisfactory to the Licensor.

ARTICLE 14 - COMPLIANCE WITH LAWS REGARDING LACOSTE WATCHES AND JEWELRY

The Licensee shall abide by all applicable law and regulations regarding its activities in connection with the Lacoste Watches and Jewelry and this Agreement (including but not limited to, product/price labelling requirements, consumer law, personal data protection law and advertising law) and shall maintain at its costs, during the whole term of this Agreement, all licenses and permits in connection thereto.

ARTICLE 15 - UNFAIR COMPETITION

In consideration of the rights hereby granted to the Licensee under this Agreement, the Licensee undertakes:

15.1 to never create, develop, manufacture, distribute, advertise, promote, offer for sale or sell for its own account or for the account of third parties, directly or indirectly, any product identical with or confusingly similar to the Lacoste Watches and Jewelry or likely to create confusion, including association, in the mind of the public, or reproducing characteristics unique to any Model of the Lacoste Watches and Jewelry, such undertaking to remain in full force and effect for [***]; and

15.2 nor to infringe Licensor’s rights in the Lacoste Trademarks in any jurisdiction in the world [***]; and

15.3 to be vigilant and, promptly alert the Licensor, about any prior right any third party could oppose to the development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches and Jewelry worldwide which the Licensee may be aware of in connection with the Watches and Jewelry Know-How.

ARTICLE 16 - LICENSED TRADEMARKS USE

16.1 The Licensor undertakes that in each country listed in Schedule III at least one representation of the Crocodile and one mark including the name "Lacoste" are available for use by the Licensee.

16.2 The Licensed Trademarks shall be affixed on the Lacoste Watches and Jewelry and the Licensee shall describe the ownership and right to use the Licensed Trademarks only in such form and manner as may be approved from time to time by the Licensor. The Lacoste Watches and Jewelry shall bear no other name or mark or wording which may or would in the normal course of event lead third parties to believe that the Licensed Trademarks are owned by any person, firm or corporation other than the Licensor.

Any additional mark or wording required by the laws and regulations in force in certain of the countries of the Territory shall have to be submitted to the prior written approval of the Licensor, which will have the right to decide of their size or placement whenever possible.

16.3 No representation of the Licensed Trademarks or combinations thereof shall be put in use by the Licensee without the prior written approval of the Licensor.

16.4 The Licensee acknowledges that the representation of the Licensed Trademarks has a significant effect upon the public's perception and understanding of the Lacoste Brand Image, and that changes in such representation need to be few and carefully planned. If the Licensor desires to change the form or manner of use of any Licensed Trademarks from that previously approved by it, such change shall either take effect after (and as soon as) the Licensee's components and elements using such Licensed Trademarks as previously approved are used up, or shall take effect at once if the Licensor agrees to hold the Licensee harmless against actual losses incurred by the Licensee as a result of such change. The Licensor shall give notice to the Licensee of any such change [***] at least before its implementation.

16.5 The Licensee undertakes not to use any pictorial representation of an alligator or crocodile, or any lizard- or saurian-like reptile identical or confusingly similar with an alligator or crocodile, on [***].

16.6 The Licensee undertakes to use any word relating to an alligator or crocodile, or any lizard- or saurian-like reptile identical or confusingly similar with an alligator or crocodile, only on or in connection with the Lacoste Watches and Jewelry [***].

16.7 The Licensee shall always respect good trade practices in the manner and use of the Licensed Trademarks and adhere to such [***] opinion as may be provided from time to time by the Licensor's trademark counsels for such use.

16.8 In order to maintain adequate protection for the Licensed Trademarks and notwithstanding the exclusivity of the rights granted to the Licensee, the Licensee shall permanently export, sell and distribute Lacoste Watches and Jewelry in every market of the Territory where such distribution is [***], but in any event in the Priority Markets and in the Important Markets, to ensure an actual and genuine use of the Licensed Trademarks. The Licensee shall provide the Licensor with all relevant sales evidence materials thereof at Licensor’s first demand.

If the Licensee fails to export, sell and distribute Lacoste Watches and Jewelry in any Priority Markets, Article 24.8 shall apply. If the Licensee fails to export, sell and distribute Lacoste Watches and Jewelry in any Important Markets, the Licensor shall have the right to [***]. In such case, the Licensee shall cooperate with the Licensor to facilitate such [***]. The Licensee shall actively collaborate with the Licensor to insure efficient logistics of Lacoste Watches and Jewelry up to the relevant point(s) of sale in the relevant Important Markets, at lower costs for the Licensor.

ARTICLE 17 - LACOSTE INTELLECTUAL PROPERTY RIGHTS

17.1 The Licensee undertakes not to use the Lacoste Intellectual Property Rights otherwise than within the scope and the limits of this Agreement and for the sale of the Lacoste Watches and Jewelry.

17.2 The Licensee hereby acknowledges that the Licensor is the sole owner, worldwide, of the Lacoste Intellectual Property Rights.

17.3 The Licensee undertakes to strictly respect the Lacoste Intellectual Property Rights.

Consequently, the Licensee:

17.3.1 shall not apply for registration of any of the Lacoste Trademarks nor for the registration of any trademark confusingly similar to, or closely resembling the Lacoste Trademarks anywhere in the world, nor shall it assist any party other than the Licensor to do so except with the prior written consent of the Licensor, such prohibitions applying to each and every kind of goods or services in [***]; and

17.3.2 undertakes to facilitate during the term of this Agreement all applications for the registration of trademarks which the Licensor may apply for at Licensor’s own expense anywhere in the world to protect the Lacoste Trademarks in any class or category of a national or international classification, it being hereby expressly acknowledged by the Licensee that any such trademark or any other right thus obtained shall be the exclusive property of the Licensor; and

17.3.3 shall, during the term of this Agreement, uphold and assist the Licensor in maintaining, at the Licensor's exclusive expense, adequate trademark registration of the Licensed Trademarks within the Territory; and

17.3.4 shall not apply for the registration of any of the intellectual property rights pertaining to the Models nor for the registration of any model confusingly similar to the Models anywhere in the world, nor shall it assist any party other than the Licensor to do so, except jointly with the Licensor; and

17.3.5 shall be vigilant in watching for any infringement of the Lacoste Intellectual Property Rights, and shall consequently promptly notify the Licensor after becoming aware of the same of any act that may constitute a counterfeit, an usurpation or an imitation of the Licensed Trademarks or the Models, as well as of any act of unfair competition. The Licensor takes all necessary steps to defend the Lacoste Intellectual Property Rights against infringers, if deemed appropriate by the Licensor, and the Licensee shall assist the Licensor [***], and shall ensure that its Sub-Licensees, its Distributors, its Sub-Contractors and the Suppliers assist it also [***]. If the Licensor does not take legal action within [***] calendar days as of the date of the request that was notified to it by the Licensee, the Licensee shall be entitled to [***]; and

17.3.6 shall defend [***] any action for unfair competition, passing-off, trademark, copyright, patent or design infringement, including advertising or other related cause of action arising out of its use of the Licensed Trademarks or the Models, and shall give prompt notice in writing to the Licensor of any such action. The Licensor shall always have the right to participate in such an action at its sole discretion. In this event the expenses of the proceedings as well as any damage arising from such action shall be [***]. In any event, the Licensor shall provide its assistance to the Licensee in such defense; and

17.3.7 shall in no circumstances, and whatever may have been the duration of this Agreement or the reason for its termination, be entitled to any claim to the ownership of the Lacoste Intellectual Property Rights, before or after the Date of Termination.

17.4 In no circumstances, the Licensor may be held liable by the Licensee for any loss the Licensee may suffer due to acts of counterfeiting, imitation, usurpation or unfair competition committed by third parties.

17.5 Notwithstanding the foregoing, either party shall have the right to prosecute by law any third party for unfair competition according to its own interest and at its own expense.

ARTICLE 18 - CONFIDENTIALITY

18.1 The Licensor and the Licensee recognize that this Agreement and all the terms thereof shall be kept strictly confidential by both parties. Notwithstanding the foregoing, each party shall have the right to disclose the terms hereof (i) to its financial and legal advisors (but only to the extent that such advisors are advised of the confidentiality hereof and agree to be bound by this confidentiality agreement), or (ii) pursuant to order or legal process of any court or governmental agency or authority provided that each party shall give prompt written notice to the other party so that appropriate protective relief may be sought and (iii) to the extent disclosure is required by law.

18.2 The Licensor and the Licensee recognize that the information (including the Styling Know-how, the Marketing and Merchandising Know-how, the Promotion and Advertising Know-how and the Watches and Jewelry Know-how) they have so far received and shall receive in the future, related directly or indirectly to this Agreement (a) shall remain the exclusive property of the party which has provided it, (b) shall be kept strictly confidential by both parties, (c) shall only be used within the scope and during the term of this Agreement by the party which has not provided it, while the party which has provided it may use it freely, either during the entire term of this Agreement as well as after its expiration or termination for whatever reason, and (d) shall not be revealed to third parties by the party which has not provided it without having obtained the prior written agreement of the party which has provided such information. The information which is already fully in the public domain, received from third parties which are not required to keep it confidential or which one of the parties is required to reveal by virtue of legal or regulatory requirements, shall not be covered by this Article 18.2.

18.3 As an exception to the provisions of Article 18.2, the Licensor may disclose to its Affiliates, as well as to its other licensees and distributors, the confidential marketing and communication information received from the Licensee and use such information in the context of its agreements with its other licensees and distributors, to the extent that (a) such confidential information offers a direct interest for the development of the "Lacoste" activity of said licensees and distributors and (b) does not relate to manufacturing costs of the Licensee for the Lacoste Watches and Jewelry.

18.4 The Licensor and the Licensee are required to have third parties (such as advertising agencies, marketing research offices, etc.) to whom they may have recourse signed commitments according to which they shall undertake to never reveal to any party the confidential information of any nature whatsoever which shall have been given to them by the Licensor or the Licensee in the framework of the services required or which they shall have learned by chance, as well as to never use for the benefit of third parties or to transmit to said third parties the creations or studies carried out for the benefit of the Licensor or the Licensee, except with the prior written approval of the Licensor and of the Licensee.

18.5 Notwithstanding anything to the contrary, the Licensor shall have the right [***] to discuss with third parties (including the Licensee’s competitors) that may become the Licensor’s next watches and/or jewelry licensee upon expiry/termination of the Agreement and to disclose to them information on the Lacoste watches and jewelry business, provided the Licensee’s commercial strategy and pricing structure are excluded from such disclosure.

18.6 The provisions contained in this Article 18 shall remain in force even after the termination of this Agreement for a period of [***] after said termination.

ARTICLE 19 - COMPENSATION

19.1 For and in consideration of the rights and licenses granted or to be granted to it herein, the Licensee shall pay the Licensor as royalty such sum or sums as shall, after deduction of all applicable charges and taxes for which the Licensor cannot obtain credit or reimbursement, amount to:

19.1.1 [***] of the Net Sales; or

19.1.2 [***] of the Sales to Distributors.

The determination of Net Sales/Sales to Distributors of Lacoste Watches and Jewelry to Affiliates of the Licensee, if any, shall be deemed to be at a price equal to [***].

Whenever Net Sales cannot be determined by the Licensee, or if the Licensee at its sole discretion prefers to refer to Sales to Distributors for certain markets, Net Sales shall then be calculated [***].

The determination of which Licensor entity is to receive such payments (i.e., Lacoste, SPL or LCA) shall be made at Licensor’s sole option (which may be exercised either for the entire Territory or on a country-by-country basis) upon reasonable prior written notice to Licensee.

19.2 If in any year the weight of Sales to Distributors (calculated without giving effect to the [***] multiplier) is above [***] of the Licensee’s total sales, then (i) Net Sales shall be calculated [***], (ii) royalties rate for Sales to Distributors should amount to [***] of Sales to Distributors.

19.3 In addition to the royalties set forth in Article 19.1, the Licensor shall receive from the Licensee as a royalty such sum or sums as shall, after deduction of all applicable taxes and charges for which the Licensor cannot obtain credit or reimbursement, amount to [***] of the Factory Outlets Sales.

19.4 For each calendar year, the Licensee shall guarantee to the Licensor a minimum royalty (the “Minimum Guaranteed Royalty”) corresponding to [***] of Net Sales Minima set forth in Article 23.1, which, unless updated pursuant to Article 23.2, amount to:

[***] from January 1, 2022 to December 31, 2022

[***] from January 1, 2023 to December 31, 2023

[***] from January 1, 2024 to December 31, 2024

[***] from January 1, 2025 to December 31, 2025

[***] from January 1, 2026 to December 31, 2026

[***] from January 1, 2027 to December 31, 2027

[***] from January 1, 2028 to December 31, 2028

[***] from January 1, 2029 to December 31, 2029

[***] from January 1, 2030 to December 31, 2030

[***] from January 1, 2031 to December 31, 2031.

The obligation to pay, each year, the Minimum Guaranteed Royalty shall not be affected by [***].

19.5 Should Licensor obtain any tax credit or other credits of any nature for the taxes and charges paid by the Licensee or any one of its Distributors, then such amount shall be, at Licensor’s choice, either paid back by Licensor to the Licensee or its Distributor or shall be deducted by the Licensee from the next payment due to Licensor.

19.6 Without prejudice to other provisions of this Agreement, including, without limitation, Articles 19.1, 19.5 and 20.6, any withholding tax (or equivalent withholding or deductions, including but not limited to VAT and profit tax) on payments to be made by the Licensee to the Licensor under this Agreement to any tax authorities may be deducted from amounts due if and only if the Licensee furnishes the Licensor on time with all required documentation enabling the Licensor to be entitled to benefit from a tax credit, if available, in the amount of the taxes deducted by the Licensee.

ARTICLE 20 - REPORTS OF ROYALTIES AND PAYMENTS

20.1 As regards the implementation of Article 19, the Licensee shall maintain true, accurate and complete records of Net Sales, Sales to Distributors and Factory Outlets Sales of each model of each line of Lacoste Watches and Jewelry, and shall provide the Licensor with true and accurate [***] statements of such Net Sales, Sales to Distributors and Factory Outlets Sales in a form satisfactory to the Licensor, no later than [***] after the end of each [***], showing [***]:

20.1.1 the total number of each model of said Lacoste Watches and Jewelry, sold during each [***] after deduction of the returned products; and

20.1.2 Net Sales, Sales to Distributors and Factory Outlets Sales during each [***]; and

20.1.3 the amount or amounts due to Lacoste, SPL and LCA under Article 19 for [***].

20.2 Subject to receipt such statements, the Licensor shall send to the Licensee by any means, including by email, its invoice(s) for the royalties due under Article 19. The Licensee shall pay to Lacoste, SPL and LCA, according to the provisions of Article 19.1, at such addresses as the Licensor may designate in writing, the amount or amounts due to Lacoste, SPL, and LCA, within [***] calendar days after receipt of such invoice(s). Any overpayment (by reason of later returns, rebates or discounts actually given) for any one [***] may be credited to amounts due for any subsequent [***].

20.3 For each contractual year of this Agreement, after the receipt by the Licensor, pursuant to Article 7.2.8, of the previous calendar year’s actual Net Sales, if the amounts accrued on such previous calendar year’s actual Net Sales are below the Minimum Guaranteed Royalty, the difference shall be paid by the Licensee to each Lacoste, SPL and LCA according to the share of the Net Sales of the previous calendar year allocated to each of them pursuant to Schedule III. The Licensor shall send the invoices to the Licensee and payments shall be made by the Licensee within [***] calendar days.

20.4 Interest calculated at the two months EURIBOR rate with [***] shall also be due and paid on any amount in arrears up to [***] calendar days and at the two months EURIBOR rate with [***] on any amount in arrears over [***] calendar days.

If the Licensor determines that the applicable supervisor or administrator (if any) of EURIBOR, or a governmental authority has made a public statement identifying the specific date after which EURIBOR shall no longer be used for determining interest rates for loans and/or a rate other than EURIBOR has become a widely recognized benchmark rate for newly originated loans in EUROS in the European market, then the Licensor may choose a replacement index for EURIBOR and make related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to EURIBOR market index rate-based interest rate in effect prior to its replacement. The Licensor and the Licensee shall enter into an amendment to this Agreement to reflect the replacement index and such other related amendments as may be appropriate, in the reasonable discretion of the Licensor. Such amendment shall become effective without any further action or consent of any other party to this Agreement on the [***] business day after such amendment is signed. If the former index (EURIBOR) is no longer published, as long as the amendment is not executed by the parties, the parties shall apply the [***] applicable rate according to the previously applicable index. [***].

20.5 The rate of exchange used for the conversion of any currency into Euros shall be the rate of exchange published by [***].

20.6 Any amounts mentioned hereunder shall be exclusive of value added tax (“VAT”) and other taxes, whether direct or indirect. As the case may be, VAT shall be calculated and paid in addition to such amounts according to the applicable legislation, and the Licensor shall include the appropriate VAT amount in any invoice it issues to the Licensee hereunder.

20.7 Within [***] days after the Date of Termination and each [***] days thereafter, the Licensee shall render to the Licensor a statement similar to that required by Article 20.1 together with full detail of the disposal, by sale or otherwise, of all the Lacoste Watches and Jewelry including the complete identification of all persons to whom such Lacoste Watches and Jewelry were sold and the number of units and sales price of such products covering the period from the latest date covered by the last preceding statement to the Date of Termination or the final disposal of all such Lacoste Watches and Jewelry, whichever is latest.

20.8 Within [***] calendar days after the Date of Termination and each [***] calendar days thereafter, subject to the receipt of the statements mentioned in Article 20.7, the Licensor shall send to the Licensee its invoice(s) for the royalties due under Article 19. Immediately upon such receipt, the Licensee shall pay to Lacoste according to the provisions of Article 19.1, at such address(es) as the Licensor may designate in writing, the amount or amounts due respectively to Lacoste, SPL, and LCA. The last payment of royalties shall be followed by a settlement of accounts between the Licensee and the Licensor, which shall be established no later than [***] calendar days after such last payment and which shall be without prejudice to the right of the Licensor to audit Licensee’s records for a period of [***] after the Date of Termination as provided herein in Article 21.

Any over payment (by reason of late return, rebates or discount actually given) for any one period may be credited to amounts due for any subsequent payment.

20.9 In the event that by virtue of any regulation, ruling or order of competent public authorities of one or more countries, the Licensee should be unable, permanently or temporarily, to make any payments falling due hereunder, then payments equal to the amounts due in Euros (or the currency used in the pending invoices issued by Lacoste) into bank account(s) in the countries where payments are restricted to the credit of any party defined by the Licensor, shall be immediately arranged by the Licensee upon instructions from the Licensor. Amounts on the bank account(s) shall be adjusted so as to be always equal to the amounts due in Euros or the currency used on the invoices. The Licensor and the Licensee shall in parallel consult with each other [***], in order to reach a solution permitting the Licensee to satisfy its contractual obligations. If such restrictions [***], the Licensor shall be entitled to terminate this Agreement in accordance with the provisions of Article 24.1.

20.10 Any payments due to the Licensor by the Licensee under this Agreement shall be fully paid irrespective of any actual or alleged (i) claims for set-off or retention, regardless of the reason for which such claims have or might have arisen and/or (ii) any difficulties for the Licensee to be paid by its Sub-Licensees, Distributors, etc. in connection with the Lacoste Watches and Jewelry business.

ARTICLE 21 - AUDITS

21.1 At any time during the term of this Agreement and [***] thereafter, the Licensor may appoint representatives of the Licensor or independent certified or chartered public accountant or auditors to audit the Licensee’s [***] records and accounts, including at their premises to verify the accuracy of any statement, report, expense or payment provided or made in relation with the Agreement, and in particular and without limitation, in connection with Articles 11, 19 and 20.

21.2 The Licensee shall fully cooperate [***] with the Licensor’s appointees in connection with any such audit, including without limitation by giving access to all records, documents, premises and personnel required by the Licensor or its appointees. The Licensor shall give the Licensee reasonable notice of any audit.

21.3 The Licensee [***] shall keep the records and documents in connection with Articles 11, 17.3.5, 19 and 20 for each calendar year for a period of [***] after the end of each such year.

21.4 If it appears that any amounts paid/expenses made are, for any reason whatsoever, less than amounts actually due and/or expenditures required (any unsubstantiated expenses to be ignored), the Licensee shall pay the difference to the Licensor, and such difference shall bear interest as set forth in Article 20.4. In addition, if it appears that the aggregate amounts paid and/or expenses made in any contractual year are, for any reason whatsoever, less than the aggregate amounts due and/or expenditures required for such contractual year (taken on a combined annual basis) by at least [***], the Licensee shall reimburse the Licensor for all arm’s length third-party costs incurred by or on behalf of the Licensor in undertaking the audit and enforcing its results.

ARTICLE 22 - TERM OF THE AGREEMENT

22.1 The Prior Agreement shall early terminate, and this Agreement shall enter into force retroactively on January 1, 2022 and shall expire on December 31, 2031.

22.2 This Agreement shall not be tacitly renewable at the end of such term.

At least [***] before the expiration of the Agreement, the parties may decide (but shall not be compelled) to enter into discussions regarding the conditions for a possible continuation of their relationship after December 31, 2031. Each party may at its discretion elect not to enter into such discussions, the effect of which is that this Agreement will terminate on December 31, 2031. In case discussions are initiated as per this Article 22.2, and as a basis therefor, the Licensee shall provide the Licensor with a detailed business plan. Discussions shall be carried out [***] but shall not entail an obligation to enter into a new agreement or to continue or renew this Agreement.

ARTICLE 23 - SALES MINIMA

23.1 The Licensee undertakes to sell in the Territory taken as a whole quantities of Lacoste Watches and Jewelry representing Net Sales of no less than:

[***] from January 1, 2022 to December 31, 2022

[***] from January 1, 2023 to December 31, 2023

[***] from January 1, 2024 to December 31, 2024

[***] from January 1, 2025 to December 31, 2025

[***] from January 1, 2026 to December 31, 2026

[***] from January 1, 2027 to December 31, 2027

[***] from January 1, 2028 to December 31, 2028

[***] from January 1, 2029 to December 31, 2029

[***] from January 1, 2030 to December 31, 2030

[***] from January 1, 2031 to December 31, 2031.

23.2 For any year in which the weight of Sales to Distributors (calculated without giving effect to the [***] multiplier specified in Article 19.1.2) is above [***] of the Licensee’s total sales, Net Sales shall then be calculated on the basis of all corresponding Sales to Distributors multiplied by [***] pursuant to Article 19.2, business plan Net Sales, as attached in Schedule XIV, and the corresponding Net Sales Minima shall be recalculated according as [***] of updated Net Sales and Minimum Guaranteed Royalty shall be recalculated accordingly as application of [***] of royalties on Net Sales Minima pursuant to Article 19.4.

ARTICLE 24 - TERMINATION

24.1 This Agreement may be terminated at any time by either of the parties, in the event of a material breach of this Agreement by the other party, provided that it has given [***] calendar days written notice (by registered letter) of such breach to the other party and that said other party has failed to cure such breach within such period or failed to take action within such period clearly sufficient to remedy said breach without prejudice of any compensation or damages whatsoever.

The provisions of the first paragraph of this Article 24.1 shall not apply if the minima fixed by Article 23 is not reached, which situation shall be ruled by the provisions of Article 24.4.

24.2 This Agreement may be terminated at any time by either of the parties, upon notice, in the event that the other shall reasonably be deemed to be in violation of any substantial agreement with any material creditor under circumstances that would allow such creditor to accelerate the maturity date of a material financial obligation, or (1) be dissolved; (2) apply for or consent to the appointment of a receiver, trustee or liquidator for its properties or assets; (3) admit in writing its definitive inability to pay its debts as they mature; (4) make a general assignment for the benefit of creditors; (5) file a voluntary petition or be the subject of an involuntary petition in bankruptcy or an answer seeking reorganization in arrangement with creditors (which involuntary petition is not dismissed within [***] days), or take advantage of any bankruptcy, reorganization, insolvency or readjustment of debt law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceedings under such a law or statute, or take any action for the purposes of effecting any of the foregoing; or (6) have any order, judgment or decree entered against it without the application, approval or consent of the concerned party, by any court of competent jurisdiction approving a petition seeking reorganization of its properties or assets or the appointment of a receiver, trustee or liquidator for it.

24.3 This Agreement may be terminated by the Licensor, in the event that any royalties or other amounts due to the Licensor by the Licensee have not been received within [***] days after their due date, provided that it has given [***] days written notice of such event to the Licensee and that the Licensee has failed to pay such amount within such [***] day period without prejudice to any proceedings for forced collection and to damages which may be filed by the Licensor.

24.4 This Agreement may be terminated by the Licensor in the event that the minima provided in Article 23 have not been reached for [***], whatever the reason may be (except in case of Force Majeure as defined in Article 27), provided that the Licensor has given [***] written notice of such event to the Licensee.

24.5 This Agreement may be terminated forthwith by the Licensor, upon notice to the Licensee by registered mail with notification of return receipt to sender, in the event of the indictment of the Licensee and/or one of its Affiliates and/or one of their officers or directors [***].

24.6 This Agreement may be terminated forthwith by the Licensor, upon notice to the Licensee by registered mail with notification of return receipt to sender, in the event of (i) a sanction imposed upon the Licensee by a public body or authority for failure to [***].

24.7 This Agreement may be terminated forthwith by the Licensor, upon notice to the Licensee by registered mail with notification of return receipt to sender, in the event of any direct or indirect involvement of the Licensee in [***].

24.8 This Agreement may be terminated by the Licensor, upon notice to the Licensee by registered mail with notification of return receipt to sender, if the Licensee fails to export, sell, and distribute the Lacoste Watches and Jewelry in any Priority Market within [***] after receiving such notice from the Licensor.

24.9 This Agreement may be terminated by the Licensor, upon notice to the Licensee by registered mail with notification of return receipt to sender, if the Licensee fails to spend (i) the yearly minimum promotional and/or advertising budget pursuant to Article 11.2.2 and/or the yearly minimum trade marketing budget pursuant to Article 11.2.3 for [***] or (ii) any carried-over amount of such yearly promotional and advertising budget and yearly trade marketing budget during [***] according to the provisions of Article 11.3.4. [***]

24.10 This Agreement may be terminated by the Licensor within [***] calendar days after the giving of a formal notice of termination without giving rise to any damages or compensation whatsoever, in the event of breach by the Licensee of Article 26.

The Licensor shall be entitled to postpone its right to terminate this Agreement to assess the compatibility of the contemplated change with the Licensor and the Lacoste Brand Image.

It within [***] following the receipt of the Licensee’s notice of the occurrence of an event mentioned in Article 26, the Licensor has not implemented its right to terminate this Agreement, it shall continue in force until its normal expiry date, subject to the other provisions contained in this Article 24.

24.11 Notwithstanding the provisions of Article 19.4, this Agreement may be terminated by the Licensee if [***]. The Licensee shall have [***] after providing its previous calendar year’s actual Net Sales pursuant to Article 7.2.8 to exercise such right of termination.

In case of termination of this Agreement by the Licensee pursuant to this Article 24.11, the Licensee shall give the Licensor a [***] prior written notice, it being specified that the Licensee shall continue to pay the Minimum Guaranteed Royalties to the Licensor during said [***] period, with such Minimum Guaranteed Royalties for any partial year being the Minimum Guaranteed Royalties for the applicable year as set forth in Article 19.4, applied on a prorata temporis basis.

ARTICLE 25 - PROVISIONS AT THE END OF TERMINATION

25.1 Upon the end of this Agreement for whatever reason:

25.1.1 all rights and licenses granted to the Licensee pursuant to this Agreement shall terminate and revert to the Licensor; and

25.1.2 all intellectual property rights on the Models developed by the Licensee shall be transferable to the Licensor, at no cost for the latter; and

25.1.3 subject to the provisions of Article 25.1.7, the Licensee shall immediately cease (i) to trade as a "Lacoste" licensee on the Date of Termination and (ii) to use the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how, the Lacoste Intellectual Property Rights, and shall not assist any third party to do so; and

25.1.4 the Licensee shall cancel at its own expense all government clearances it may have obtained with the appropriate governmental authorities with respect to the implementation of this Agreement; and

25.1.5 the Licensee shall, at Licensor’s sole option, either deliver free of charge to the Licensor or to any third party designated by the Licensor, or dispose of, as agreed with the Licensor and at Licensee’s costs, in an environmentally-friendly manner and in the presence of a representative of the Licensor, of all remaining advertising and promotional material, and in general all documents and items bearing or representing the Licensed Trademarks (catalogues, technical documents, POS materials, etc.) [***] the Licensor; and

25.1.6 the Licensee shall, at Licensor’s sole option, either deliver free of charge to the Licensor or to any third party designated by the Licensor, or dispose of, as agreed with the Licensor and at Licensee’s costs, in an environmentally-friendly manner and under the supervision of a duly accredited representative of the Licensor, all the molds, prints, computer bands, digital files or cards and, in general, all tools bearing, representing or used to replicate the Licensed Trademarks; and

25.1.7 the Licensor shall have the right, at its sole option, either to repurchase or have any third party it may wish to appoint repurchase all or part of the inventory of Lacoste Watches and Jewelry which the Licensee may have on hand at the Date of Termination at a price [***]. If less than all of Licensee’s inventory of Lacoste Watches and Jewelry is purchased, the Licensee shall have the right to sell its remaining inventory for up to [***] thereafter, provided such sales are exclusively made [***] (the “Sell-Off Period”).

In such event, the Licensee:

- shall not have any Lacoste Watches and Jewelry manufactured during the Sell-Off Period;

- shall provide to the Licensor the detail, by reference, of the inventory of Lacoste Watches and Jewelry that the Licensee, its Sub-Licensees or its Distributors shall have in their possession, at least twice: at the beginning and at the end of the Sell-Off Period.

Unless prohibited by applicable law, e.g., in the United States of America, in no event, shall the Licensee apply, during the [***] preceding the automatic termination of this Agreement or during any notice period under this Agreement as well as during the Sell-Off Period, a price policy which could be detrimental to the Lacoste Brand Image.

At the end of the Sell-Off Period, the remaining stocks shall have to be disposed as instructed by the Licensor, which may include gifts to charities, sales after removal of all Licensed Trademarks on products, upcycling and recycling after removal of all Licensed Trademarks on products (as applicable) etc. with detailed information to the Licensor about the disposal in particular the date and place, the methods of disposal and the types and exact quantities of stocks disposed of (excluding any such inventory in the stock of any retail stores owned by the Licensee or any of its affiliates).

25.2 In case of termination of this Agreement, the Licensee undertakes to maintain the warranty provided by the terms of Article 9.1.7 for a [***] period starting from the Date of Termination, unless a new licensee for the Lacoste Watches and Jewelry is chosen by the Licensor, in which case such new licensee shall assume the burden of such warranty.

The Licensee shall keep (or shall use reasonable efforts to cause any third party previously providing such service to maintain) the necessary inventory of parts and/or finished goods so as to be able to maintain such warranty, and shall transfer at its cost price this inventory to the new licensee for the Lacoste Watches and Jewelry of the Licensor.

25.3 The Licensee undertakes, during [***], to do whatever may be reasonably necessary to protect and safeguard the Lacoste Brand Image and facilitate the transition with a new licensee for the Lacoste Watches and Jewelry which may be chosen and/or approved by the Licensor or with the Licensor itself.

In particular, notwithstanding anything herein to the contrary, the Licensee undertakes that it shall not object in any manner whatsoever that a new licensee for the Lacoste Watches and Jewelry chosen by the Licensor and without claiming for this purpose any compensation, indemnities or remuneration from the new licensee and/or the Licensor itself:

a) manufacture or has manufactured, directly or indirectly, any quantities of Lacoste watches and/or jewelry and/or supplies bearing the Lacoste Trademarks, visits any clients (including the Licensee’s clients), takes any orders, makes any sales and deliveries, directly or indirectly, at the wholesale level, for collections of Lacoste watches and/jewelry to be sold, delivered, at the retail level, and retailed to end-consumers, immediately after [***], and

b) use intellectual property rights on the Models and the Lacoste Intellectual Property Rights, including in particular but not exclusively, the name "Lacoste" and the Crocodile, the Lacoste Trademarks, the Designs, the Copyrights, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how, in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches and Jewelry in the Territory, it being specified that the new licensee for the Lacoste Watches and Jewelry or the Licensor itself may deliver Lacoste Watches and Jewelry to its clients [***], for retailing after such date, and

c) participate in the sales meetings of the Licensor, make general public statements or take general and public communication actions, which may include the names of the relevant entities, concerning the fact that a new licensee for the Lacoste Watches and Jewelry has been selected by the Licensor.

25.4 The Licensee shall not, during the last [***] of any notice of termination period, or the [***] immediately preceding the automatic termination of this Agreement, manufacture or place orders of Lacoste Watches and Jewelry, without the Licensor’s prior written consent.

25.5 The Licensee acknowledges and agrees that it is entering into this Agreement on the express understanding that its revenues from the manufacture and sale of Lacoste Watches and Jewelry under this Agreement are intended to be sufficient to compensate it fully for all risks, costs and expenses incurred in connection with this Agreement, including all costs and expenses incurred by the Licensee for its manufacture, sales, marketing, merchandising, advertising and promotion efforts to create what is commonly known as "goodwill" for the Licensed Trademarks, the Models and the Lacoste Watches and Jewelry.

25.6 Accordingly, upon the end of this Agreement, for whatever reason [***], the Licensee shall have no right to, and shall not claim from the Licensor, any further payment, indemnity or compensation for loss of goodwill or for any risks, costs or expenses incurred or developed by the Licensee during the term of this Agreement or in connection with this Agreement.

25.7 The Licensor shall have the right, during the [***] immediately preceding the automatic termination of this Agreement or during any notice period under this Agreement, to conduct reasonable due diligence of Licensee’s business insofar as it is strictly related to the performance of the Agreement. [***].

25.8 It is expressly stipulated that the termination or the non-renewal of the Agreement, in whole or in part, shall mean that Licensee shall no longer be able to grant any rights to any Distributor, Approved Watches/Jewelry Retailer, Off-Price Retailer or any other third party relating to Lacoste Watches and Jewelry after such termination or non-renewal.

25.9 Notwithstanding anything to the contrary herein, termination of this Agreement will not affect accrued rights, indemnities, and existing commitments. Any contractual provision which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration, including, but not limited to, the payment of invoices issued after the Date of Termination (e.g., in connection with the Sell-Off Period).

ARTICLE 26 - ASSIGNMENT – CHANGE OF CONTROL

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective authorized successors and assignees under the provisions of this Agreement.

The Licensee shall not assign, transfer, sell, pledge, charge or otherwise encumber this Agreement, whether in part or as a whole, be it in a given part of the Territory, whether in isolation or together with other licenses or assets, including as a result of a transaction including whole or part of the Licensee’s business or division, without the prior written consent of the Licensor (save as expressly provided for in this Agreement and, inter alia, under the provision of Articles 5.2, 5.3 and 8.1).

Any transfer, by operation of law or otherwise, of the control of the Licensee, or of a [***] or greater interest in the Licensee (whether in one or in a series of transactions in the Licensee or in its ultimate controlling entity, whether of stock, partnership interest or otherwise), shall be deemed an unauthorized assignment of the Licensee’s rights and interest under this Agreement to which the terms of Article 24.10 shall apply. Generally, any transaction (including but not limited to the issuance of stock to other than the existing shareholders), by the effect of which either the direct or indirect control of the Licensee would be changed to a company under a different control than the current control of the Licensee is deemed an unauthorized transfer of that stock for the purposes of this Article 26. Notwithstanding the foregoing, no transaction or series of transactions shall be deemed to constitute an unauthorized assignment of the Licensee’s rights and interest under this Agreement so long as both (i) the Licensee continues to be controlled, directly or indirectly, by Movado Group, Inc. and (ii) no one person or group of persons acting in concert shall have obtained a controlling interest in Movado Group , Inc., other than any person or group of persons acting in concert that has such a controlling interest on the date of this Agreement.

For the purpose hereof, the "control of the Licensee" shall mean the rights held by one or more persons (including through agreements existing between such persons) allowing it (or them) by its (their) voting rights or in any other manner to exercise a predominant influence on the Licensee or on its governing bodies. Notwithstanding the foregoing, any person, acting alone or together with other persons through agreements or in any other manner, holding, directly or indirectly, at least [***] of the voting rights of the Licensee shall be deemed to hold the control of the Licensee for the purpose of this Agreement.

The control of the Licensee as well as its shareholding, at the date of signature of this Agreement, are detailed in Schedule XV.

The Licensor may assign this Agreement or one of its rights hereunder to any of its Affiliates. The Licensor shall inform the Licensee of such transfer in due time.

ARTICLE 27 - FORCE MAJEURE

27.1 The parties shall not be liable for any damages or loss of any kind, arising from any delay or failure to perform (partially or totally) the obligations provided for in this Agreement caused by an event of force majeure, without there being however fault or negligence of the parties which rely thereon. Moreover, a reason for exoneration of responsibility under this Article 27.1 excludes thereby the possible right of the other party to terminate or cancel this Agreement due to the corresponding non-performance.

For the purposes of this Agreement, an event of force majeure is any event or cause which was unpredictable, when the Agreement entered into force, that is irresistible and is not within the will of the parties and which has for effect, directly or indirectly, to prevent or to render impossible the performance of an obligation set forth in this Agreement (for the purposes of this Agreement, and without limitation, any war, insurrection, strike, serious economic crisis, global pandemic declared by the World Health Organization, national restriction in transfer of royalties).

After the occurrence of an event of force majeure, the party concerned shall promptly send notice by registered letter, telex or fax, informing the other party of all the details of such event.

In all cases, the party who relies thereon shall take all useful and necessary measures to assure as rapidly as possible the normal resumption of the performance of this Agreement.

27.2 If the circumstances go beyond [***] and once the continuation of the Agreement appears to be possible upon adaptation, the parties shall co-ordinate to modify in good faith and in equity the necessary amendments.

27.3 If these negotiations do not produce results in a period of [***], the Agreement shall be readapted by a third party designated by the Centre international d'expertise de la Chambre de Commerce Internationale.

27.4 If the continuation of the Agreement does not appear to be possible even upon adapting this Agreement, the parties shall negotiate [***] the provisions permitting the termination of this Agreement.

ARTICLE 28 - INDEMNIFICATION-INSURANCE

28.1 Indemnification

28.1.1 The Licensee confirms that, on its behalf and on behalf of the Sub-Licensees, Distributors, Sub-Contractors and Suppliers, it shall be solely responsible for the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches and Jewelry on or in connection with which the Licensed Trademarks and the Models are used and for the making of all representations, warranties and disclaimers used in the marketing and sale of the Lacoste Watches and Jewelry.

28.1.2 The Licensee shall accordingly both defend the Licensor and its Affiliates against all claims, actions, suits or proceedings and indemnify and hold the Licensor harmless from any and all resulting losses, liabilities, costs (including any and all related legal fees and expenses incurred by the Licensor) and damages (including punitive and exemplary damages) arising out of or in any way connected with tort liability arising from its retail activity or with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale or defective performance of the Lacoste Watches and Jewelry on or in connection with which the Licensed Trademarks and/or the Models are used.

Such indemnification shall include, but not be limited to, losses, liabilities, costs and/or damages alleged to be based upon (i) intentional or negligent conduct, (ii) strict liability, (iii) breach of warranty, (iv) misrepresentation, (v) Intellectual Property rights infringement (excluding any claim based upon the Licensed Trademarks), (vi) breach of contract or (vii) any other theory of liability pursuant to which damages and/or injunctive relief is sought against the Licensor as the result of the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches and Jewelry.

28.1.3 Each party shall give prompt written notice to the other of any such claim, action, suit or proceeding which may be brought against them.

28.2 Product Liability

28.2.1 The Licensee shall have, and maintain at its own expense for the full term of this Agreement on its behalf and on behalf of the Sub-Licensees, Distributors, Sub-Contractors and Suppliers, general world-wide general liability including product liability and umbrella insurance policies (which shall explicitly cover the U.S.A. and Canada), including the Lacoste Watches and Jewelry issued by a carrier with an AM Best rating of at least [***], and having coverage in a minimum amount of [***] in the aggregate and standard terms for the US market (hereinafter the "Insurance Policy").

28.2.2 The Insurance Policy shall be for the benefit of the Licensee itself, its Sub-Licensees, Distributors, Sub-Contractors and Suppliers. The Insurance Policy shall provide coverage for any event causing personal, material or immaterial, consecutive or non-consecutive damage, which may occur after delivery, without limitation.

28.2.3 The Insurance Policy shall provide for at least [***] prior written notice to the Licensor and the Licensee in the event of cancellation or substantial modification of the policy.

28.2.4 The Licensee shall, [***] upon the Licensor’s request, promptly supply or have supplied evidence, in the form and substance satisfactory to the Licensor, of the maintenance of the Insurance Policy, including and limited to certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

28.2.5 Each party hereby agrees that the other party’s liability under this Agreement shall be capped in any case to [***].

ARTICLE 29 - CAPACITY OF THE PARTIES

29.1 It is expressly agreed that, within the framework of this Agreement, the Licensee manufactures, purchases and resells the Lacoste Watches and Jewelry for its own account and acts as an independent trader both with respect to the Licensor and with respect to the Sub-Licensees, the Distributors, the Sub-Contractors, the Suppliers and its customers. Consequently, under no circumstances shall it enter into any agreement or take any action purporting to obligate the Licensor to third parties.

29.2 Nothing in this Agreement shall be construed to render either party liable for any debts or obligations of the other party and the parties shall in no way be considered agents or representatives of each other. Neither party shall have the authority to act for or bind the other.

ARTICLE 30 - GOVERNING LAW / ARBITRATION

30.1 This Agreement shall be governed by and construed in accordance with the laws of France.

30.2 The parties shall attempt to settle amicably all disputes. Irrespective of their future domicile or residence, the parties agree that any controversy or claim arising out of or in connection with this Agreement or the breach thereof, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.

30.3 Any such arbitration proceedings shall take place in Paris (France), and shall be conducted in the English language.

30.4 Each party shall be bound by, and agrees to perform in accordance with, any award resulting from the arbitration proceedings (or pre-arbitral proceedings, as the case may be) described above. Such award, when issued, shall be final and non-appealable, and judgment upon the award may be entered in any Court having jurisdiction thereof.

30.5 Notwithstanding the foregoing, the Licensor may bring actions against infringement of its intellectual property rights by the Licensee or any of its Affiliates or their personnel or representatives, including but not limited to securing injunctive or other extraordinary relief in the courts in the jurisdiction of the Territory.

ARTICLE 31 - MISCELLANEOUS

31.1 [***], the Licensee shall forward to the Licensor an updated list setting out the details (corporate names, corporates addresses, contact points i.e., names, responsibilities, e-mail addresses, and the type of products/components/accessories manufactured, as the case may be) of current Sub-Licensees, Sub-Contractors, Suppliers, Distributors, Approved Watches/Jewelry Retailers and Off-Price Retailers.

31.2 The Licensee shall, at its own expense, in the Territory, and the Licensor shall, at its own expense, in France and Switzerland, execute any documents required to comply with the laws and requirements of the respective countries with respect to declaring, recording or otherwise rendering this Agreement effective.

31.3 Any notices, demands, requests, consents, approvals or other communications, faxes or telexes, hand delivery notices, given or made, or required to be given or made to a party under this Agreement shall be deemed effective on the earlier of the date of actual personal delivery or deposit, air mail, postage prepaid, in the registered mail of the country of origin, sent to:

31.3.1 for the Licensor:

The Président of Lacoste, with a copy to SPL and LCA; and

31.3.2 for the Licensee:

the President of MGI Luxury Group GmbH, with a copy to General Counsel, Movado Group, Inc., 650 From Road, Paramus, NJ 07652, USA.

Any change of address shall be accomplished only by providing written notice to the other party to this Agreement.

31.4 No rights of any party arising out of this Agreement, or any provision hereof, shall be waived except in writing. Failure by either party to exercise or enforce, in any one or more instances, any of the terms or conditions of this Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce the terms and conditions of this Agreement.

31.5 This Agreement and the Schedules hereto constitute the entire understanding of the parties with respect to the subject matter hereof, and the rights, obligations, and interests of any party as they may pertain herein may not otherwise be changed, modified or amended except by the written agreement of the party to be charged.

31.6 If at any time any party hereto shall deem or be advised that any further assignments, licenses, assurances in law or other acts or instruments, including lawful oaths, are necessary or desirable to vest in it the rights provided for herein, the parties hereto agree to do all acts and execute all documents as may reasonably be necessary or proper for that purpose or otherwise to carry out the intent of this Agreement.

31.7 In case any one or more of the provisions contained herein shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

31.8 The rights and obligations of the parties hereto under this Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of the Government having jurisdiction on the parties hereto.

31.9 In the event, however, that any such law, order, regulation, direction, restriction or limitation, or construction thereof, shall substantially alter the relationship between the parties under this Agreement or the advantages derived from such relationship, or shall prevent the performance of any provision of this Agreement, the adversely affected party may request the other party hereto to modify this Agreement, and if within [***] calendar days subsequent to the making of such request, the parties hereto are unable to agree upon a mutually satisfactory modification hereof, then the adversely affected party may terminate this Agreement by giving [***] days’ notice not later than [***] following the end of such [***] day period.

31.10 Notwithstanding, anything contained herein to the contrary no third party other than a party hereto is intended to or shall have any legal or equitable right, remedy or claim under this Agreement or any part thereof, as against any party to this Agreement, it being understood that the provisions of this Agreement are for the sole benefit of the parties hereto and no other party shall be or be deemed a third party beneficiary of this Agreement.

31.11 This Agreement shall be binding upon the parties, their successors, and their assigns to the extent consistent with the provisions of Article 26.

31.12 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

31.13 Paragraph headings of this Agreement are for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers at the dates indicated below.

Lacoste S.A.S. Sporloisirs S.A.

août 11, 2022 août 11, 2022 August 30, 2022

/s/ Thierry Guibert /s/ Ron Aufseesser /s/ Jean-Yves Bieri

T. GUIBERT R. AUFSEESSER J.-Y. BIERI

Lacoste Alligator S.A. MGI Luxury Group GmbH

août 11, 2022 August 30, 2022 August 30, 2022 August 30, 2022

/s/ Ron Aufseesser /s/ Jean-Yves Bieri /s/ Flavio Pellegrini /s/ Sallie DeMarsilis

R. AUFSEESSER J.-Y. BIERI F. Pelligrini Sallie DEMARSILIS

SCHEDULE I

The Licensed Trademarks

SCHEDULE II

The Crocodile

SCHEDULE III

III.a - Countries in which the Lacoste Trademarks

belong to Lacoste

III.b - Countries in which the Lacoste Trademarks

belong to SPL

III.c - Countries in which the Lacoste Trademarks

belong to LCA

SCHEDULE IV

The Lacoste Watches and Jewelry

Watches for men, women, children

Time-keeping devices

Cases for watches and time-keeping devices

Bracelets, straps and components for watches

Fashion Jewelry for men, women, children

SCHEDULE V

The Lacoste Apparel Products

SCHEDULE VI

The Lacoste Accessories

SCHEDULE VII

Points of sale

VII.a - Approved Watches/Jewelry Retailers

VII.b - Members of the Lacoste Boutiques and Lacoste

Corners Selective Distribution System

VII.c - Factory Outlets and Off-Price Retailers

SCHEDULE VIII

Lacoste Partners’ Charter of Ethics in force at the Effective Date

SCHEDULE IX

Lacoste Watches and Jewelry Approved Retailer Contract

SCHEDULE X

Approved Lacoste Watches and Jewelry Internet Retailer Contract

SCHEDULE XI

Promotion and advertising

SCHEDULE XII

Trade Marketing

SCHEDULE XIII

Lacoste Regulatory Specification in force at the Effective Date

SCHEDULE XIV

Business plan

SCHEDULE XV

Control of the Licensee (as defined in Article 26) at the date of signature of this Agreement